Exhibit 99.3

IMS HEALTH HOLDINGS, INC.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of IMS Health Holdings, Inc.

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of IMS Health Holdings, Inc. and its subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it presents its deferred taxes and debt issuance costs in 2015.

/s/ PricewaterhouseCoopers LLP

New York, New York

February 19, 2016

IMS HEALTH HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	December 31,
(in millions, except per share data)	2015	2014
Assets
Current Assets:
Cash and cash equivalents	$396	$390
Accounts receivable, net	508	330
Other current assets	188	294

Total Current Assets	1,092	1,014

Property, plant and equipment, net	167	153
Computer software, net	309	258
Goodwill	3,604	3,417
Other identifiable intangibles, net	2,178	2,142
Other assets	109	112

Total Assets	$7,459	$7,096

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$163	$87
Accrued and other current liabilities	611	481
Current portion of long-term debt	59	50
Deferred revenues	200	167

Total Current Liabilities	1,033	785

Postretirement and postemployment benefits	109	95
Long-term debt	4,136	3,689
Deferred tax liability	526	904
Other liabilities	83	81

Total Liabilities	5,887	5,554

Commitments and Contingencies (Notes 12 and 13)

Shareholders’ Equity:
Common Stock, $0.01 par value, 700.0 shares authorized, 340.8 and 335.6 shares issued at December 31, 2015 and 2014, respectively	3	3
Capital in excess of par	2,038	1,975
Retained earnings (Accumulated deficit)	208	(209)
Treasury stock, at cost, 12.6 and 0.8 shares at December 31, 2015 and 2014, respectively	(327)	(10)
Accumulated other comprehensive loss	(350)	(217)

Total Shareholders’ Equity	1,572	1,542

Total Liabilities and Shareholders’ Equity	$7,459	$7,096

The accompanying notes are an integral part of the Consolidated Financial Statements.

IMS HEALTH HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Years Ended December 31,
(in millions, except per share data)	2015	2014	2013
Revenue	$2,921	$2,641	$2,544

Information	1,483	1,515	1,525
Technology services	1,438	1,126	1,019

Operating costs of information, exclusive of depreciation and amortization	666	665	648
Direct and incremental costs of technology services, exclusive of depreciation and amortization	750	573	520
Selling and administrative expenses, exclusive of depreciation and amortization	712	721	596
Depreciation and amortization	341	441	410
Severance, impairment and other charges	88	33	16

Operating Income	364	208	354

Interest income	3	4	4
Interest expense	(169)	(221)	(332)
Other income (loss), net	19	(276)	(74)

Non-Operating Loss, Net	(147)	(493)	(402)

Income (loss) before income taxes	217	(285)	(48)
Benefit from income taxes	200	96	130

Net Income (Loss)	$417	$(189)	$82

Earnings (Loss) per Share Attributable to Common Shareholders:
Basic	$1.26	$(0.59)	$0.29
Diluted	$1.23	$(0.59)	$0.29
Weighted-Average Common Shares Outstanding:
Basic	331.0	319.0	280.0
Diluted	339.3	319.0	287.0

Comprehensive Income (Loss):
Net Income (Loss)	$417	$(189)	$82

Cumulative translation adjustment (net of taxes of $(42), $(27) and $ — , respectively)	$(118)	$(178)	$(183)
Unrealized gains on derivative instruments (net of taxes of $—, $ — and $(4), respectively)	1	2	9
Gains on derivative instruments, reclassified into earnings (net of taxes of $9, $2 and $5, respectively)	(15)	(4)	(9)
Postretirement and postemployment adjustments (net of taxes of $—, $13, and $(16), respectively)	(1)	(30)	24

Other Comprehensive Loss	$(133)	$(210)	$(159)

Total Comprehensive Income (Loss)	$284	$(399)	$(77)

The accompanying notes are an integral part of the Consolidated Financial Statements.

IMS HEALTH HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
(in millions)	2015	2014	2013
Cash Flows from Operating Activities:
Net Income (Loss)	$417	$(189)	$82
Adjustments to Reconcile Net Income (Loss) to Net Cash from Operating Activities:
Depreciation and amortization	341	441	410
Loss on extinguishment of debt	—	79	9
Deferred income taxes	(294)	(189)	(206)
Non-cash stock-based compensation charges	25	58	22
Foreign exchange loss on revaluation of foreign denominated debt	—	—	40
Non-cash (gains) losses on derivative instruments	(20)	10	(10)
Non-cash amortization of debt original issue discount and issuance costs	10	18	35
Loss on Venezuela remeasurement	7	49	14
Excess tax benefits from stock-based compensation	(11)	—	—
Other	11	1	4
Change in assets and liabilities, excluding effects from acquisitions and dispositions:
Net (increase) decrease in accounts receivable	(25)	(13)	4
Net decrease (increase) in other current assets	19	(17)	(9)
Net decrease in accounts payable	(4)	(17)	(5)
Net increase (decrease) in accrued and other current liabilities	15	(67)	70
Net increase (decrease) in deferred revenues	4	(16)	5
Increase in pension assets (net of liabilities)	(6)	(12)	(38)
Decrease (increase) in other long-term assets (net of long-term liabilities)	1	(26)	(13)

Net Cash Provided by Operating Activities	$490	$110	$414

The accompanying notes are an integral part of the Consolidated Financial Statements.

IMS HEALTH HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

	Years Ended December 31,
(in millions)	2015	2014	2013
Cash Flows from Investing Activities:
Capital expenditures	$(52)	$(72)	$(41)
Additions to computer software	(131)	(95)	(81)
Payments for acquisitions of businesses, net of cash acquired	(541)	(58)	(118)
Purchases of short-term investments	—	—	(22)
Proceeds from short-term investments	—	1	85
Purchase of interest rate caps	—	(21)	—
Decrease in restricted cash	14	—	—
Other investing activities, net	(6)	4	(3)

Net Cash Used in Investing Activities	(716)	(241)	(180)

Cash Flows from Financing Activities:
Borrowings under revolving credit facility	619	673	135
Repayments of revolving credit facility	(506)	(458)	(135)
Proceeds from issuance of debt	496	499	750
Repayments of debt	(57)	(1,783)	(28)
Debt issuance costs and amendment fees	(7)	(22)	(17)
Contingent consideration and deferred purchase price payments	(7)	(33)	—
Dividends paid	—	—	(753)
Proceeds from equity plan activity	27	17	1
Payments for treasury stock	(314)	(3)	(1)
Excess tax benefits from stock-based compensation	11	—	—
Proceeds from initial public offering, net of costs	—	987	—
Other financing activities	—	—	(4)

Net Cash Provided by (Used in) Financing Activities	262	(123)	(52)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(30)	(81)	(37)

Increase (Decrease) in Cash and Cash Equivalents	6	(335)	145
Cash and Cash Equivalents, Beginning of Period	390	725	580

Cash and Cash Equivalents, End of Period	$396	$390	$725

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for interest	$158	$243	$278
Cash paid during the period for income taxes	95	95	71
Cash received from income tax refunds	3	12	63

The accompanying notes are an integral part of the Consolidated Financial Statements.

IMS HEALTH HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(in millions)	Shares Common Stock	Shares Treasury Stock	Common Stock	Treasury Stock	Capital in Excess of Par	Retained Earnings (Accumulated Deficit)	Cumulative Translation Adjustment	Unrealized Gains (Losses) on Derivative Instruments	(Gains) Losses on Derivative Instruments Reclassified into Earnings	Unamortized Postretirement and Postemployment Adjustment	Accumulated Other Comprehensive Gain (Loss)	Total Shareholders’ Equity
Balance, December 31, 2012	280.4	(0.4)	$3	$(4)	$1,634	$(102)	$192	$(8)	$9	$(41)	$152	$1,683

Net income						82						82
Issuances of common stock	0.1				2							2
Repurchases of common stock		(0.1)		(2)								(2)
Stock-based compensation expense					22							22
Dividends paid to shareholders, net of tax					(745)							(745)
Cumulative translation adjustments, net of tax							(183)				(183)	(183)
Unrealized gains on derivative instruments, net of tax								9			9	9
Gains on derivative instruments reclassified into earnings, net of tax									(9)		(9)	(9)
Postretirement and postemployment adjustments, net of tax										24	24	24

Balance, December 31, 2013	280.5	(0.5)	$3	$(6)	$913	$(20)	$9	$1	$—	$(17)	$(7)	$883

The accompanying notes are an integral part of the Consolidated Financial Statements.

IMS HEALTH HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (Continued)

(in millions)	Shares Common Stock	Shares Treasury Stock	Common Stock	Treasury Stock	Capital in Excess of Par	Retained Earnings (Accumulated Deficit)	Cumulative Translation Adjustment	Unrealized Gains (Losses) on Derivative Instruments	(Gains) Losses on Derivative Instruments Reclassified into Earnings	Unamortized Postretirement and Postemployment Adjustment	Accumulated Other Comprehensive Gain (Loss)	Total Shareholders’ Equity
Balance, December 31, 2013	280.5	(0.5)	$3	$(6)	$913	$(20)	$9	$1	$—	$(17)	$(7)	$883

Net loss						(189)						(189)
Issuances of common stock	55.1				1,003							1,003
Repurchases of common stock		(0.3)		(4)	1							(3)
Stock-based compensation expense					58							58
Cumulative translation adjustments, net of tax							(178)				(178)	(178)
Unrealized gains on derivative instruments, net of tax								2			2	2
Gains on derivative instruments reclassified into earnings, net of tax									(4)		(4)	(4)
Postretirement and postemployment adjustments, net of tax										(30)	(30)	(30)

Balance, December 31, 2014	335.6	(0.8)	$3	$(10)	$1,975	$(209)	$(169)	$3	$(4)	$(47)	$(217)	$1,542

Net income						417						417
Issuances of common stock	5.2				27							27
Repurchases of common stock		(11.8)		(317)								(317)
Stock-based compensation expense					25							25
Net tax benefit on stock-based compensation					11							11
Cumulative translation adjustments, net of tax							(118)				(118)	(118)
Unrealized gains on derivative instruments, net of tax								1			1	1
Gains on derivative instruments reclassified into earnings, net of tax									(15)		(15)	(15)
Postretirement and postemployment adjustments, net of tax										(1)	(1)	(1)

Balance, December 31, 2015	340.8	(12.6)	$3	$(327)	$2,038	$208	$(287)	$4	$(19)	$(48)	$(350)	$1,572

The accompanying notes are an integral part of the Consolidated Financial Statements.

IMS HEALTH HOLDINGS, INC.

Notes to Consolidated Financial Statements

Note 1. Business and Basis of Presentation

Background

IMS Health Holdings, Inc. (the “Company”) is a leading global information and technology services company providing clients in the healthcare industry with comprehensive solutions to measure and improve their performance. The Company has one of the largest and most comprehensive collections of healthcare information in the world, spanning sales, prescription and promotional data, medical claims, electronic medical records and social media. The Company standardizes, organizes, structures and integrates this data by applying its sophisticated analytics and leveraging its global technology infrastructure to help its clients run their organizations more efficiently and make better decisions to improve their operational and financial performance. The Company has a presence in over 100 countries and generated 61% of its 2015 revenue from outside the United States.

The Company serves key healthcare organizations and decision makers around the world, spanning the breadth of life science companies, including pharmaceutical, biotechnology, consumer health and medical device manufacturers, as well as distributors, providers, payers, government agencies, policymakers, researchers and the financial community. The Company’s information and technology services offerings, which it has developed with significant investment over its 60+ year history, are deeply integrated into its clients’ workflow.

On October 23, 2009, the Company was formed as Healthcare Technology Holdings, Inc. by investment entities affiliated with TPG Global, LLC, CPP Investment Board Private Holdings Inc. and Leonard Green & Partners, L.P (collectively, the “Sponsors”). In December 2013, the Company changed its name to IMS Health Holdings, Inc. On February 26, 2010, the Company acquired 100% of the outstanding shares of IMS Health Incorporated (“IMS Health” or “predecessor entity”) through its wholly owned subsidiary Healthcare Technology Acquisition, Inc. (the “Merger”). The Company was formed for the purpose of consummating the Merger with IMS Health and had no operations from inception other than its investment in IMS Health and its subsidiaries and costs incurred associated with its formation and the Merger.

Initial Public Offering

In April 2014, the Company completed its Initial Public Offering (“IPO”) of its common stock and raised net proceeds of approximately $987 million, after deducting underwriting discounts, commissions and related expenses totaling $53 million. Substantially all of the Company’s net proceeds of the IPO, approximately $500 million of borrowings under new term loans, $140 million of borrowings under the revolving credit facility and approximately $400 million of cash on the balance sheet were used to (i) fund the redemption of the Company’s 12.5% Senior Notes and Senior PIK Notes (defined in Note 7 below) and pay related fees and expenses, (ii) pay $30 million in the aggregate to holders of outstanding cash settled stock appreciation rights (“Phantom SARs”) granted under the Company’s 2010 Equity Incentive Plan (the “2010 Equity Plan”) and (iii) pay a one-time fee of $72 million to terminate the management services agreement with the Sponsors. As of December 31, 2015, the Sponsors collectively remained the majority shareholders of the Company.

Basis of Presentation

The accompanying Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Certain prior year amounts have been reclassified to conform to the 2015 presentation. Amounts presented in the Consolidated Financial Statements may not add due to rounding.

IMS HEALTH HOLDINGS, INC.

Notes to Consolidated Financial Statements - Continued

Note 2. Summary of Significant Accounting Policies

Consolidation. The Consolidated Financial Statements of the Company include the accounts of the Company, its subsidiaries and investments in which the Company has control. Intercompany accounts and transactions are eliminated in consolidation. The Company recognizes in the income statement any gains or losses related to investments accounted for under the equity method.

Cash and cash equivalents and restricted cash. Cash and cash equivalents include primarily time and demand deposits in the Company’s operating bank accounts. The Company considers all highly liquid investments with an original maturity of 90 days or less at the time of purchase to be cash equivalents. Restricted cash consists of amounts not immediately available.

Property, plant and equipment. Buildings, machinery and equipment are recorded at cost and depreciated over their estimated useful lives to their salvage values using the straight-line method. Leasehold improvements are recorded at cost and amortized on a straight-line basis over the shorter of the term of the lease or the estimated useful life of the improvement. See Note 14.

Computer software. Direct costs incurred in the development of the Company’s internal-use computer software are capitalized. Costs are capitalized from completion of the preliminary project stage and when it is considered probable that the software will be used to perform its intended function, up until the time the software is placed into service. Once placed into service, the software is amortized generally over a period of three to fifteen years. The Company periodically reviews the unamortized capitalized costs of its computer software to assess for any potential impairment. The Company recognizes immediately any impairment losses on software as a result of its review. Research and development costs are expensed in the periods in which they are incurred.

Business combinations. Business combinations are accounted for using the acquisition method, and accordingly, the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree are recorded at their estimated fair values on the date of acquisition. Acquisition-related costs are expensed as incurred and recorded in selling and administrative expense, exclusive of depreciation and amortization. The Consolidated Financial Statements include the results of the acquisitions subsequent to each of their closings.

Goodwill. Goodwill represents the excess purchase price over the fair value of identifiable net assets of businesses acquired, and is not amortized. The Company reviews the recoverability of goodwill annually (or based on any triggering event). To analyze goodwill for impairment, the Company must assign its goodwill to individual reporting units. Identification of reporting units, considers, among other things, the manner in which the Company operates its business and the availability of discrete financial information.

For its impairment test as of October 1, 2015, the Company utilized a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value which includes, but is not limited to, consideration of the results of its most recent quantitative impairment test, consideration of macroeconomic conditions, industry and market conditions, cost factors, cash flows, changes in key Company personnel and its share price.

For its impairment tests as of October 1, 2014 and 2013, the Company utilized a quantitative goodwill impairment test, which requires estimating fair value of a reporting unit based on a discounted cash flow analysis. A discounted cash flow analysis requires the Company to make various judgmental assumptions, including assumptions about the timing and amount of future cash flows, growth rates and discount rates. If the carrying amount of the reporting unit exceeds its fair value, the goodwill impairment loss is measured as the excess of the carrying value of goodwill over its fair value.

Based on its annual impairment tests in 2015, 2014 and 2013, no goodwill impairment charges were recorded. See Note 4.

Other long-lived assets. The Company reviews the recoverability of its long-lived assets and identifiable intangibles held and used whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In general, the assessment of possible impairment is based on the Company’s ability to recover the carrying value of the asset from the undiscounted expected future cash flows of the asset. If the future cash flows are less than the carrying value of such asset, an impairment charge is recognized for the difference between the estimated fair value and the carrying value. In addition, the Company also reviews its indefinite-lived intangible assets on an annual basis.

Revenue recognition. The Company recognizes revenue when the following criteria have been met: 1) persuasive evidence of an arrangement exists; 2) delivery has occurred or services have been rendered; 3) the seller’s price to the buyer is fixed or determinable; and 4) collectibility is reasonably assured.

IMS HEALTH HOLDINGS, INC.

Notes to Consolidated Financial Statements - Continued

The Company offers various information offerings developed to meet its clients’ needs by using data secured from a worldwide network of suppliers. The Company’s revenue arrangements may include multiple elements. A typical information offerings arrangement (primarily under fixed-price contracts) may include an ongoing subscri ption-based deliverable for which revenue is recognized ratably as earned over the contract period, and/or a one-time delivery of data offerings for which revenue is recognized upon delivery, assuming all other criteria are met. The Company’s subscription arrangements typically have terms ranging from one to three years and are generally non-cancelable and do not contain refund-type provisions.

The Company also offers technology services offerings that enable its clients to make informed business decisions. Technology services offerings consist of a mix of small and large-scale services and consulting projects, multi-year outsourcing contracts and Software-as-a-Service (“SaaS”) licenses. These arrangements typically have terms ranging from several weeks to three years, with a majority having terms of one year or less. Revenues for services engagements where deliverables occur ratably over time are recognized on a straight-line basis over the term of the arrangement. Revenues from time and material contracts are recognized as the services are provided. Revenues from fixed price ad hoc services and consulting contracts are recognized either over the contract term based on the ratio of the number of hours incurred for services provided during the period compared to the total estimated hours to be incurred over the entire arrangement (efforts based), or upon delivery (completed contract).

The deliverables in multi-element arrangements qualify as separate units of accounting as each has value on a standalone basis to the client, objective and reliable evidence of fair value for any undelivered item(s) exists, and where the arrangement includes a general right of return relative to the delivered item(s), delivery of the undelivered item(s) is probable and within the Company’s control. The Company allocates revenue to each element within its arrangements based upon their respective relative selling price. Fair values for these elements are based upon the normal pricing practices for these offerings when sold separately. The Company defers revenue for any undelivered elements, and recognizes revenue when the product is delivered or over the term of the agreement, in accordance with its revenue recognition policy for such element as noted above.

The Company presents its revenues net of taxes assessed by government authorities.

Payment terms vary by client, but are typically stipulated in the contract and are generally invoiced with 30 day payment terms. The Company generally does not offer extended payment terms. Advance payments from clients are credited to Deferred revenues and reflected in Revenue as earned over the contract term. Unbilled receivables are included in Accounts receivable, net in the Consolidated Statements of Financial Position and represent revenues for products delivered or services performed that have not yet been invoiced to the client. Unbilled receivables are generally invoiced within the following month.

Operating costs of information. Operating costs of information includes costs attributable to personnel involved in production, data management and delivery, and the costs of acquiring and processing data for the Company’s information offerings. One of the Company’s major expenditures is the cost for the data it receives from suppliers. After receipt of the raw data and prior to the data being available for use in any part of the business, the Company is required to transform the raw data into useful information through a series of comprehensive processes. These processes involve significant employee costs and data processing costs. Costs associated with purchases are deferred within work-in-process inventory and recognized as expense as the corresponding data product revenue is recognized, generally over a thirty to sixty day period.

Direct and incremental costs of technology services. Direct and incremental costs of technology services include costs of staff directly involved with delivering technology-related, consulting and services generating offerings and engagements, related accommodations and the costs of data purchased specifically for technology services engagements. Direct and incremental costs of technology services do not include an allocation of direct costs of data that are included in operating costs of information. Although the Company’s data, the costs of which are included in Operating costs of information, is used in multiple client solutions across different offerings within both information and technology services, the Company does not have a meaningful way to allocate the direct cost of the data between information and technology services. As such, the direct and incremental costs of technology services do not reflect the total costs incurred to deliver technology services engagements.

Restructuring activities. The Company records a liability for significant costs associated with restructuring activities, including employee severance and related benefits, lease termination costs, asset impairments and other qualifying exit costs, when such costs are deemed probable and estimable. Employee severance benefits are calculated pursuant to the terms of established employee protection plans, in accordance with local statutory minimum requirements or individual employee contracts, as applicable. These charges are included in Severance, impairment and other charges, a component of operating income, on the Consolidated Statements of Comprehensive Income (Loss).

Pensions and other postretirement benefits. The Company provides a number of retirement benefits to its employees, including defined benefit pension plans and postretirement medical plans. The determination of benefit obligations and expense is based on

IMS HEALTH HOLDINGS, INC.

Notes to Consolidated Financial Statements - Continued

actuarial models. In order to measure benefit costs and obligations using these models, critical assumptions are made with regard to the discount rate, expected return on plan assets, cash balance crediting rate, lump sum conversion rate and the assumed rate of compensation increases. In addition, retiree medical care cost trend rates are a key assumption used exclusively in determi ning costs for the Company’s postretirement health care and life insurance benefit plans. Management reviews these critical assumptions at least annually. Other assumptions involve demographic factors such as the turnover, retirement and mortality rates. M anagement reviews these assumptions periodically and updates them when its experience deems it appropriate to do so.

The discount rate is the rate at which the benefit obligations could be effectively settled and is determined annually by management. For U.S. plans, the discount rate is based on results of a modeling process in which the plans’ expected cash flow (determined on a projected benefit obligation basis) is matched with spot rates developed from a yield curve comprised of high-grade (Moody’s Aa and above, or Standard and Poor’s AA and above) non-callable corporate bonds to develop the present value of the expected cash flow, and, prior to December 31, 2015, then determining the single rate (discount rate) which when applied to the expected cash flow derives that same present value. In the U.K. specifically, the discount rate is set based on the yields on a universe of approximately 120 high quality (Aa rated) non-callable corporate bonds denominated in U.K. Sterling, appropriate to the duration of Plan liabilities. For the other non-U.S. plans, the discount rate is based on the current yield of an index of high quality corporate bonds. At December 31, 2015, the discount rate ranged from 3.00% to 4.57% compared to 2.60% to 3.90% at December 31, 2014 for its U.S. pension plans and postretirement benefit plan. The discount rate for its U.K. pension plan increased to 3.89% at December 31, 2015 from 3.80% at December 31, 2014. The U.S. and U.K. plans represent approximately 90% of the consolidated benefit obligation as of December 31, 2015. The discount rates in other non-U.S. countries increased, as the range of applicable discount rates was 0.60% to 5.00% at December 31, 2015, compared to 0.50% to 4.60% at December 31, 2014.

In 2016, the Company will change its approach of how it estimates the service and interest cost components of net periodic benefit cost for its U.S. and U.K. pension benefit plans. Previously, the Company estimated the service and interest cost components utilizing a single weighted-average discount rate derived from the yield curve used to measure the benefit obligation. The new estimate utilizes a full yield curve approach in the estimation of these components by applying the specific spot rates along the yield curve used in the determination of the benefit obligation to each of the underlying projected cash flows based on time until payment. The new estimate provides a more precise measurement of service and interest costs by improving the correlation between projected benefit cash flows and their corresponding spot rates. The change does not affect the measurement of the Company’s U.S. and U.K. pension benefit obligations and it is accounted for as a change in accounting estimate, which is applied prospectively.

Under the U.S. qualified retirement plan, participants have a notional retirement account that increases with pay and investment credits. The rate used to determine the investment credit (cash balance crediting rate) varies monthly and is equal to 1/12th of the yield on 30-year U.S. Government Treasury Bonds, with a minimum of 0.25%. At retirement, the account is converted to a monthly retirement benefit.

In selecting an expected return on plan asset assumption, the Company considers the returns being earned by each plan investment category in the fund, the rates of return expected to be available for reinvestment and long-term economic forecasts for the type of investments held by the plan. The expected return on plan assets for the U.S. pension plans was 8.0% at January 1, 2016 and January 1, 2015. Outside the U.S., the range of applicable expected rates of return was 1.0% to 5.5% as of January 1, 2016 compared to 1.0% to 6.0% as of January 1, 2015. The actual return on plan assets will vary from year to year versus this assumption. The Company believes it is appropriate to use long-term expected forecasts in selecting the expected return on plan assets. As such, there can be no assurance that the Company’s actual return on plan assets will approximate the long-term expected forecasts. While the Company believes that the assumptions used are reasonable, differences in actual experience or changes in assumptions may materially affect its pension and postretirement obligations and future expense.

The Company’s estimated long-term rate of return on plan assets is based on the principles of capital market theory which maintain that over the long run, prudent investment risk taking is rewarded with incremental returns and that combining non-correlated assets can maximize risk adjusted portfolio returns. Long-term return estimates are developed by asset category based on actual class return data, historical relationships between asset classes and risk factors and peer plan data. Long-term return estimates for the Company’s U.K. pension plan are developed by asset category based on actual class return data, historical relationships between asset classes and risk factors.

The Company utilizes a corridor approach to amortizing unrecognized gains and losses in the pension and postretirement plans. Amortization occurs when the accumulated unrecognized net gain or loss balance exceeds the criterion of 10% of the larger of the beginning balances of the projected benefit obligation or the market-related value of the plan assets. The excess unrecognized gain or loss balance is then amortized using the straight-line method over the average remaining service-life of active employees expected to receive benefits. At December 31, 2015, the weighted-average remaining service-life of active employees was approximately 25 years.

IMS HEALTH HOLDINGS, INC.

Notes to Consolidated Financial Statements - Continued

Additional information on pension and other postretirement benefit plans is contained in Note 8.

Debt fees. Costs incurred to issue debt are generally deferred and amortized as a component of interest expense over the estimated term of the related debt using the effective interest rate method.

Foreign currency. The Company has significant investments in non-U.S. countries. Therefore, changes in the value of foreign currencies affect the Company’s Consolidated Financial Statements when translated into U.S. Dollars. For all operations outside the U.S. where the Company has designated the local currency as the functional currency, assets and liabilities are translated using end-of-period exchange rates; revenues, expenses and cash flows are translated using average rates of exchange prevailing during the period the transactions occurred. Translation gains and losses are included as an adjustment to the accumulated other comprehensive income (loss) (“AOCI”) component of Shareholders’ Equity. In addition, gains and losses from foreign currency transactions, such as those resulting from the settlement and revaluation of third-party and intercompany foreign receivables and payables, are included in the determination of net income (loss).

For operations in countries that are considered to be highly inflationary or where the U.S. Dollar is designated as the functional currency, monetary assets and liabilities are remeasured using end-of-period exchange rates, whereas non-monetary accounts are remeasured using historical exchange rates, and all remeasurement and transaction adjustments are recognized in Other income (loss), net.

Income taxes. The Company operates in more than 100 countries around the world and its earnings are taxed at the applicable income tax rate in each of those countries. The Company provides for income taxes utilizing the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each balance sheet date, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. If it is determined that it is more likely than not that future tax benefits associated with a deferred tax asset will not be realized, a valuation allowance is provided. In the event the Company was to determine that it would be able to realize its deferred tax assets in the future in excess of its net recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made. Likewise, should the Company determine that it would not be able to realize all or part of its net deferred tax asset in the future, an adjustment to the deferred tax asset would be charged to income in the period such determination was made. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in income in the period that includes the enactment date. The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expense. See Note 11 for additional information.

Stock-based compensation. The Company maintains an equity incentive plan, which provides for the grant of stock options (including incentive stock options), stock appreciation rights, restricted and deferred stock (including restricted stock units), dividend equivalents, other stock-based awards and performance awards, including annual incentive awards. The Company is required to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. For performance-based awards, stock-based compensation expense is adjusted over time based on the Company’s assessment of the probability of achieving the financial targets. The value of the portion of the award that is ultimately expected to vest is recognized as expense either on a straight-line basis over the requisite service period of the award or on a graded vesting basis (performance-based awards) in the Company’s Consolidated Statements of Comprehensive Income (Loss). As the stock-based compensation is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. The Company is required to estimate the forfeitures at the time of grant and revise, if necessary, in subsequent periods if actual forfeitures differ from those estimates. See Note 10 for additional information.

Computation of earnings (loss) per share. Basic earnings (loss) per share is computed using the weighted-average number of common shares outstanding during the period. Diluted earnings (loss) per share is computed, when the result is dilutive, using the weighted-average number of common shares and dilutive potential common shares outstanding during the period. Dilutive potential common shares primarily consist of employee stock options and restricted stock units.

Employee equity share options, restricted stock units, performance shares and similar equity instruments granted by the Company are treated as potential common shares outstanding in computing diluted earnings per share. Diluted shares outstanding include restricted stock units and the dilutive effect of in-the-money options which is calculated based on the average share price for each fiscal period using the treasury stock method. Under the treasury stock method, the amount the employee must pay for exercising stock options, the amount of compensation cost for future service that the Company has not yet recognized, and the amount of benefits that would be recorded in additional paid-in capital when the award becomes deductible for tax purposes are assumed to be used to repurchase shares.

IMS HEALTH HOLDINGS, INC.

Notes to Consolidated Financial Statements - Continued

In periods of net loss, basic loss per share and diluted loss per share are the same since the effect of potential common shares is anti-dilutive and therefore excluded. See Note 17 for additional information.

Treasury stock. The Company records treasury stock purchases under the cost method. Upon reissuance of treasury stock, amounts in excess of the acquisition cost are credited to additional paid in capital. If the Company reissues treasury stock at an amount below its acquisition cost and additional paid in capital associated with prior treasury stock transactions is insufficient to cover the difference between the acquisition cost and the reissue price, this difference is recorded against retained earnings. See Note 9 for additional information.

Legal costs. Legal costs are expensed as incurred.

Reportable segments. The Company’s operations consist of one reportable segment, which represents management’s view of the Company’s operations based on its management and internal reporting structure. See Note 16 for additional information.

Use of estimates. The preparation of financial statements and related disclosures in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses and the related disclosure of contingent assets and liabilities. On an ongoing basis, the Company evaluates its estimates. The most significant estimates relate to allowances, depreciation of fixed assets including salvage values, carrying value of goodwill and intangible assets, provision for income taxes and tax assets and liabilities, reserves for severance, pensions and reserves for employee benefits, stock-based compensation, contingencies and litigation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. The accounting estimates used in the preparation of the Company’s Consolidated Financial Statements will change as new events occur, as more experience is acquired, as additional information is obtained and as the Company’s operating environment changes. Actual results could vary from the estimates and assumptions used in the preparation of the Consolidated Financial Statements.

Recently Issued Accounting Standards

In November 2015, the Financial Accounting Standards Board (“FASB”) issued guidance on the balance sheet classification of deferred taxes. The guidance requires deferred tax assets and deferred tax liabilities be presented as noncurrent in a classified statement of financial position, instead of separately presenting deferred tax assets and deferred tax liabilities as current and noncurrent. The Company early-adopted the guidance effective December 31, 2015 on a prospective basis, and as such, prior periods were not restated on adoption.

In September 2015, the FASB issued guidance that eliminates the requirement to restate prior period financial statements for measurement period adjustments and requires the cumulative impact of a measurement period adjustment to be recognized in the reporting period in which the adjustment is identified. The guidance will be applied prospectively and is effective for the Company’s interim and annual periods beginning after December 15, 2015. The Company early-adopted the guidance during the fourth quarter ended December 31, 2015 with no material effect on the Consolidated Statement of Comprehensive Income (Loss). See Note 3 for more information regarding measurement period adjustments recorded during the three months ended December 31, 2015.

In May 2014, the FASB issued revised guidance on the recognition of revenue from contracts with customers. The guidance provides that revenue should be recognized for the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance also requires enhanced disclosures. In August 2015, the FASB delayed the effective date of the guidance to interim and annual periods beginning January 1, 2018. Earlier adoption is permitted. The Company is currently evaluating the impact of this new standard on its Consolidated Financial Statements, as well as the method of transition that it will use in adopting the new standard.

In May 2015, the FASB updated the accounting standards related to fair value measurement for investments that are measured at net asset value. The update eliminates the requirement to categorize within the fair value hierarchy all investments for which fair value is measured using the net asset value per share as a practical expedient. In addition, the update limits disclosures to investments for which the entity elected to measure the fair value using the practical expedient rather than all eligible investments. The update is effective beginning in the first quarter of 2016, with early adoption permitted, and will be applied retrospectively. The standard will only impact disclosures related to certain assets held by its pension plans and will not impact the Company’s consolidated financial results.

In April 2015, the FASB issued guidance to help entities evaluate the accounting for fees paid by a customer in a cloud computing arrangement. Under the new guidance, if a cloud computing arrangement includes a software license, then the customer

IMS HEALTH HOLDINGS, INC.

Notes to Consolidated Financial Statements - Continued

should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract. The guidanc e is effective for the Company’s interim and annual periods beginning after December 15, 2015. Early adoption is permitted. The Company does not believe the adoption of this guidance will have a material impact on its financial results.

Also in April 2015, the FASB issued guidance on the presentation of debt issuance costs. The guidance requires the presentation of debt issuance costs as a direct deduction from the related debt liability rather than as an asset. In August 2015, the FASB clarified the guidance that debt issuance costs related to line-of-credit arrangements could continue to be presented as an asset and be subsequently amortized over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the arrangement. The guidance is effective for the Company’s interim and annual periods beginning after December 15, 2015 and requires retrospective application to all prior periods presented. The Company adopted the guidance effective December 31, 2015 and presented $51 million and $54 million, respectively, of debt issuance costs as a direct deduction to the debt liability as of December 31, 2015 and 2014. The Company continues to present the unamortized debt issuance costs for its revolving credit facility in Other assets. This change in accounting principle did not have an impact on the Company’s results of operations, cash flows or stockholders’ equity.

In April 2014, the FASB issued guidance which changed the criteria for reporting discontinued operations and modifies the related disclosure requirements. Additionally, the new guidance requires that a business which qualifies as held for sale upon acquisition should be reported as discontinued operations. Adoption of this guidance, which was applied prospectively, on January 1, 2015 did not have a material impact on our Consolidated Financial Statements.

Note 3. Acquisitions

The Company makes acquisitions to enhance its capabilities and offerings in certain areas, including technology services.

2015

On April 1, 2015, the Company completed the acquisition of certain customer relationship management (“CRM”) and strategic data businesses of Cegedim, SA (“Cegedim” and the “Cegedim acquisition”) at a price of €385 million plus an initial working capital adjustment of €11 million (or $426 million). In December 2015, the Company made a payment of €17 million, or approximately $19 million, to Cegedim, SA for an additional working capital adjustment, as part of the purchase agreement, bringing the purchase price to approximately $445 million. The acquisition included Cegedim’s (i) CRM solutions that help life sciences clients drive sales effectiveness, optimize marketing programs across multiple channels and mitigate regulatory compliance risks; (ii) OneKey Reference Database that provides insights on healthcare professionals across the globe; and (iii) information solutions that use primary market research. The acquisition was financed through a combination of existing cash and net proceeds from the Company’s 4.125% senior unsecured notes issued in March 2015 (the “4.125% Senior Notes”) . See Note 7 for additional information on the 4.125% Senior Notes. The Company believes that the acquisition further enhances its software development, data warehousing, mobile applications and business intelligence tools, as well as analytics and implementation services.

During the fourth quarter of 2015, the Company recorded adjustments to its preliminary purchase price allocation as well as related deferred tax effects, including reducing the amount of identifiable intangible assets by $68 million due to the finalization of underlying assumptions used to value the asset. These adjustments did not have a material impact on the Company’s Consolidated Statement of Comprehensive Income (Loss).

The following table summarizes the purchase price allocation to the estimated fair values of the assets acquired and liabilities assumed for the Cegedim acquisition.

(in millions)
Cash	$89
Accounts receivable	127
Other current assets	23
Property, plant and equipment	16
Goodwill	183
Identifiable intangible assets	190
Other assets	44
Liabilities assumed	(227)

Total purchase price allocation	$445

IMS HEALTH HOLDINGS, INC.

Notes to Consolidated Financial Statements - Continued

Identifiable intangible assets and their estimated useful lives consist of the following:

(in millions)	Useful life	Amount
Client relationships	10-15 years	$66
Databases	5 years	86
Computer software	2-10 years	26
Trade names	10-15 years	12

Total intangible assets		$190

The fair values for the intangible assets and property, plant and equipment acquired were primarily based on significant inputs that are not observable in the market and thus represent a Level 3 measurement in the fair value hierarchy. Client relationships, trade names and technology were valued using the income approach, which estimates the fair value based on the cash flows that an asset can be expected to generate over its remaining useful life. Key assumptions included forecasted revenues, expenses and cash flows; terminal period revenue growth and cash flows; weighted average cost of capital and discount rate. The cost approach, which estimates value by determining the current cost of replacing an asset with another of equivalent economic utility, was used for databases and property, plant and equipment.

Goodwill is attributable to the value of the synergies between the acquired company and IMS Health. The Company anticipates that the majority of the value assigned to goodwill will not be deductible for tax purposes.

The Company incurred acquisition-related costs for the Cegedim acquisition of $6 million during the year ended December 31, 2015.

Pro forma information

The following pro forma information presents the financial results as if the acquisition of Cegedim had occurred on January 1, 2014, with pro forma adjustments to give effect to an increase in Selling and administrative expenses for acquisition-related costs, additional depreciation and amortization for fair value adjustments of property, plant and equipment and intangible assets, an increase in interest expense from acquisition financing, and related tax effects. The pro forma results do not include any anticipated cost synergies, costs or other effects of the planned integration of Cegedim. Accordingly, such pro forma amounts are not necessarily indicative of the results that actually would have occurred for the periods presented below had the Cegedim acquisition been completed on January 1, 2014, nor are they indicative of the future operating results of the Company.

	Years Ended December 31,
(in millions, except per share amounts)	2015	2014
Revenues	$3,039	$3,230
Net income (loss)	418	(473)
Basic earnings (loss) per share	1.26	(1.48)
Diluted earnings (loss) per share	1.23	(1.48)

The Company’s Consolidated Statements of Comprehensive Income (Loss) for the year ended December 31, 2015 included $346 million of revenues related to the Cegedim acquisition. The revenue reflected a reduction of $5 million for the year ended December 31, 2015 related to deferred revenue adjustments to fair value. Following the closing of the Cegedim acquisition, the Company began integrating Cegedim’s operations, and as such, computing a separate measure of Cegedim’s stand-alone profitability for periods after the acquisition date is impracticable.

IMS HEALTH HOLDINGS, INC.

Notes to Consolidated Financial Statements - Continued

Other acquisitions

In addition to the Cegedim acquisition, the Company also completed fourteen unrelated individually immaterial acquisitions during 2015, four of which occurred in the fourth quarter of 2015. These acquisitions expanded the Company’s existing capabilities in technology services offerings, and to a lesser degree, information offerings. The purchase price allocations for some of these acquisitions will be finalized after the completion of the valuation of certain intangible assets and any adjustments to the preliminary purchase price allocation are not expected to have a material impact on the Company’s results of operations. The Consolidated Financial Statements include the results of the acquisitions subsequent to closing. As these acquisitions were immaterial to the Company’s operating results both individually and in the aggregate, pro forma results of operations are not provided.

During the years ended December 31, 2014 and 2013, the Company completed five and ten, respectively, unrelated individually immaterial acquisitions to strengthen our product offerings. Had these acquisitions occurred as of January 1, 2013 and 2012, respectively, the impact on the Company’s results of operations would not have been material.

The following table provides certain financial information for these acquisitions, including the preliminary allocation of the purchase price to certain tangible and intangible assets acquired and goodwill.

	Amortization	December 31,
(in millions)	Period	2015	2014	2013
Total cost of acquisitions, net of cash acquired (1)		$201	$61	$168
Acquisition-related costs		8	3	10

Amounts recorded in the Consolidated Statements of Financial Position:
Goodwill		$106	$31	$124
Portion of goodwill deductible for tax purposes		35	21	46
Computer software	5 years	15	2	16
Intangible assets:
Client relationships	10-20 years	$100	$18	$24
Covenant not to compete	1-5 years	10	12	7
Databases	1-5 years	4	5	1
Trade names	3-8 years	2	—	5

Total intangible assets		$116	$35	$37

(1)	Total cost of acquisitions includes contingent consideration and deferred purchase price payments.

Contingent Consideration

Under the terms of certain acquisition-related purchase agreements, the Company may be required to pay additional amounts as contingent consideration based on the achievement of certain financial performance related metrics, ranging from $0 to $46 million through 2018. The Company’s contingent consideration recorded on the balance sheet was approximately $28 million and $24 million at December 31, 2015 and 2014, respectively. The fair value measurement of this contingent consideration is classified within Level 3 of the fair value hierarchy (see Note 6) and reflects the Company’s own assumptions in measuring fair values using the income approach. In developing these estimates, the Company considered certain performance projections, historical results, and industry trends. The liabilities are remeasured each reporting period and changes in the fair value estimates are included in Selling and administrative expenses .

IMS HEALTH HOLDINGS, INC.

Notes to Consolidated Financial Statements - Continued

Note 4. Goodwill and Identifiable Intangible Assets

The following table sets forth changes in the Company’s goodwill for the years ended December 31, 2015 and 2014.

(in millions)	Goodwill
Balance at December 31, 2013	$3,573
Goodwill assigned in purchase price allocations (see Note 3)	31
Foreign currency translation adjustments and other	(187)

Balance at December 31, 2014	$3,417
Goodwill assigned in purchase price allocations (see Note 3)	289
Foreign currency translation adjustments and other	(102)

Balance at December 31, 2015	$3,604

Intangible assets that have finite useful lives are amortized using the straight-line method over periods ranging from two to twenty years. The gross carrying amounts, related accumulated amortization and the weighted average amortization periods of the Company’s intangible assets are listed in the following table:

	December 31, 2015			December 31, 2014
(in millions)	Gross Carrying Amount	Accumulated Amortization	Weighted Average Amortization Period (Years)	Gross Carrying Amount	Accumulated Amortization
Databases	$738	$(652)	1	$679	$(639)
Client relationships	2,181	(714)	13	2,051	(592)
Trade names (finite-lived)	151	(46)	13	142	(38)
Trade names (indefinite-lived)	503	—	N/A	523	—
Covenants not to compete and other	39	(22)	2	32	(16)

Total Intangible Assets	$3,612	$(1,434)	10	$3,427	$(1,285)

Intangible asset amortization expense was $180 million, $290 million and $287 million during the years ended December 31, 2015, 2014 and 2013. Based on current estimated useful lives, amortization expense associated with intangible assets at December 31, 2015 is estimated to be as follows:

	Year Ended December 31,
(in millions)	2016	2017	2018	2019	2020	Thereafter
Amortization expense	$180	$167	$163	$161	$120	$884

Note 5. Severance, Impairment and Other Charges

Severance

As a result of ongoing cost reduction efforts, the Company recorded severance charges consisting of global workforce reductions to streamline its organization. The following table sets forth the activity in the Company’s severance-related reserves:

(in millions)	2015 Plan (1)	2013 and 2014 Plans (2)
Balance at December 31, 2013	$—	$12
Charges	—	22
Cash payments	—	(16)

Balance at December 31, 2014	—	18
Charges	76	—
Cash payments	(25)	(14)

Balance at December 31, 2015	$51	$4

(1)	In 2015, the Company implemented a restructuring plan (the “2015 Plan”) and recorded pre-tax severance charges of $76 million, $33 million of which was recorded in the fourth quarter of 2015. The Company expects that cash outlays related to the 2015 Plan will be substantially complete by the end of 2017.

IMS HEALTH HOLDINGS, INC.

Notes to Consolidated Financial Statements - Continued

(2)	In December 2013, the Company implemented a restructuring plan (the “2013 Plan”) and recorded a pre-tax severance charge of $12 million. In 2014, the Company implemented a restructuring plan (the “2014 Plan”) and recorded pre-tax severance charges of $22 million, $3 million of which was recorded in the fourth quarter of 2014. The Company expects that cash outlays related to the 2013 and 2014 Plans will be substantially complete by the end of 2016.

Other Charges

During 2015, the Company recorded impairment charges of $12 million, of which $5 million was recorded in the fourth quarter. The charges are primarily comprised of the write-off of the value of computer software that was no longer in use for $9 million and contract-related charges for which the Company will not realize any future economic benefits for $3 million.

During 2014, the Company recorded impairment charges of $11 million, of which $8 million related to impaired leases for properties in the United States and $3 million for the write-down of certain assets and contract-related charges for which the Company will not realize any future economic benefits.

During 2013, the Company recorded impairment charges of $10 million, $7 million of which related to impaired leases for properties vacated in the United States and $3 million for contract-related charges for which the Company will not realize any future economic benefits. Of the $7 million charge for impaired leases, $3 million was recorded in the fourth quarter of 2013.

Estimated future funding requirements for the Company related to severance, impairment and other charges are $56 million in fiscal 2016 and $1 million in fiscal 2017.

Note 6. Derivatives and Fair Value

Foreign Exchange Risk Management

The Company transacts business in more than 100 countries and is subject to risks associated with fluctuating foreign exchange rates. The Company’s objective is to reduce earnings and cash flow volatility associated with foreign exchange rate movements. Accordingly, the Company enters into foreign currency forward contracts to minimize the impact of foreign exchange movements on non–functional currency assets and liabilities and to hedge non-U.S. Dollar anticipated royalties (“Royalty Hedging”). Additionally, through March 2014, the Company utilized foreign currency forward contracts to minimize the impact of foreign exchange movements on earnings before interest, taxes, depreciation and amortization (“EBITDA”). These contracts were unwound by the end of 2014. It is the Company’s policy to enter into foreign currency transactions only to the extent necessary to meet its objectives as stated above. The Company does not enter into foreign currency transactions for investment or speculative purposes. The principal currencies hedged are the Euro, the Japanese Yen, the Swiss Franc and the Canadian Dollar.

The forward contracts entered into for balance sheet risk management purposes are not designated as hedges and are carried at fair value, with changes in the fair value recorded to Other income (loss), net in the Consolidated Statements of Comprehensive Income (Loss). These contracts do not subject the Company to material balance sheet risk because gains and losses on these derivatives are intended to offset gains and losses on the assets and liabilities being hedged.

The forward contracts entered into for Royalty Hedging purposes are designated as hedges and are carried at fair value, with changes in the fair value recorded to Accumulated Other Comprehensive Income (Loss) (“AOCI”). The change in fair value is reclassified from AOCI to earnings in the quarter in which the hedged royalty is paid. These contracts have various expiration dates through September 2016.

Unrealized and realized gains and losses on the contracts entered into for managing foreign exchange movement on EBITDA did not qualify for hedge accounting, and therefore were not deferred and were included in the Consolidated Statements of Comprehensive Income (Loss) in Other income (loss), net.

IMS HEALTH HOLDINGS, INC.

Notes to Consolidated Financial Statements - Continued

The following table details the components of foreign exchange gain (loss) included in Other income (loss), net on the Consolidated Statements of Comprehensive Income (Loss):

	Years Ended December 31,
(in millions)	2015	2014	2013
Translation of non-functional currency debt	$—	$—	$(40)
Revaluation of other non-functional currency assets and liabilities (1)	6	(42)	(28)
Effect of derivatives	14	(3)	9

Total foreign exchange gain (loss)	$20	$(45)	$(59)

(1)	2015 and 2014 included charges of $7 million and $49 million, respectively, related to a change in the exchange rate used to remeasure the Company’s Venezuelan Bolívar account balances. Additionally, 2013 included a $14 million charge resulting from devaluation of Venezuelan Bolívars. The charges are further described below in this Note.

Net Investment Risk Management

Beginning in April 2014, the Company designated its foreign currency denominated debt as a hedge of its net investment in foreign subsidiaries to reduce the volatility in shareholders’ equity caused by changes in the Euro exchange rate with respect to the U.S. Dollar. As of December 31, 2015, these borrowings (net of original issue discount) were €1,127 million ($1,231 million). The effective portion of foreign exchange gains or losses on the remeasurement of the debt is recognized in the cumulative translation adjustment component of AOCI with the related offset in long-term debt. Those amounts would be reclassified from AOCI to earnings upon the sale or substantial liquidation of these net investments. The amount of foreign exchange gains (losses) related to the net investment hedge included in cumulative translation adjustment for the years ended December 31, 2015 and 2014 was $102 million and $142 million, respectively.

Interest Rate Risk Management

The Company purchases interest rate caps and has entered into interest rate swap agreements for purposes of managing its risk in interest rate fluctuations.

In April 2014, the Company purchased U.S. Dollar denominated interest rate caps (“2014 Caps”) for a total notional value of $1 billion at strike rates ranging between 2% and 3%. These caps are effective at various times between April 2014 and April 2016, and expire at various times between April 2017 and April 2019. The total premiums paid were $21 million. The 2014 Caps are designated as cash flow hedges. Additionally, the Company had U.S. Dollar and Euro denominated interest rate caps that expired at various times through January 2015. These expired caps were not designated as cash flow hedges.

The Company also entered into U.S. Dollar and Euro denominated interest rate swap agreements in April 2014 (“2014 Swaps”) to hedge interest rate exposure on notional amounts of approximately $600 million of its borrowings. The 2014 swaps were effective between April and June 2014, and expire at various times from March 2017 through March 2021. On these agreements, the Company pays a fixed rate ranging from 1.4% to 2.1% and receives a variable rate of interest equal to the greater of three-month U.S. Dollar London Interbank Offered Rate (“LIBOR”) or three-month Euro Interbank Offered Rate (“EURIBOR”), and 1%. The 2014 Swaps are designated as cash flow hedges. The Company also entered into interest rate swap agreements in May 2010 (“2010 Swaps”) to hedge interest rate exposure on notional amounts of $375 million of its borrowings. The 2010 Swaps were effective January 2012, and expire at various times through January 2016. On these agreements, the Company pays a fixed rate ranging from 3% to 3.3% and receives a variable rate of interest equal to the three-month LIBOR. The 2010 Swaps are not designated as cash flow hedges.

IMS HEALTH HOLDINGS, INC.

Notes to Consolidated Financial Statements - Continued

The fair values of derivative instruments in the Consolidated Statements of Financial Position are as follows:

		December 31, 2015			December 31, 2014
		Fair Value of Derivative		U.S. Dollar Notional	Fair Value of Derivative		U.S. Dollar Notional
(in millions)	Balance Sheet Caption	Asset	Liability		Asset	Liability
Derivatives Designated as Hedging Instruments:
Foreign exchange contracts	Accounts receivable/ Accounts payable	$4	$2	$178	$18	$—	$189
Interest rate caps	Non-Current Assets	4	—	1,000	12	—	1,000
Interest rate swaps	See below (1)	—	10	517	—	12	553
Derivatives not Designated as Hedging Instruments:
Foreign exchange contracts	Accounts receivable/ Accounts payable	3	—	148	—	2	93
Interest rate swaps	See below (1)	—	1	100	—	4	225

Total Derivatives		$11	$13		$30	$18

(1)	$1 million included in Accrued and other current liabilities and $10 million included in Other liabilities at December 31, 2015 and $1 million included in Accrued and other current liabilities and $15 million included in Other liabilities at December 31, 2014 in the Consolidated Statements of Financial Position.

For derivatives designated as hedges, the Company assesses, both at the inception of the hedge and on an ongoing basis, whether the derivatives are highly effective in offsetting changes in fair values or cash flows of hedged items. If it is determined that a derivative ceases to be highly effective as a hedge, the Company will discontinue hedge accounting with respect to that derivative prospectively. When it is probable that a hedged forecasted transaction will not occur, the Company discontinues hedge accounting for the affected portion of the forecasted transaction, and reclassifies gains or losses that were accumulated in AOCI to earnings in Other Income (loss), net for foreign exchange derivatives and interest expense for interest rate derivatives on the Consolidated Statements of Comprehensive Income (Loss). Cash flows are classified consistent with the underlying hedged item.

The effects of derivative instruments in cash flow hedging relationships on the Consolidated Statements of Comprehensive Income (Loss) are as follows:

	Effect of Derivatives on Financial Performance
(in millions)	Amount of Income/(Loss) Recognized in AOCI			Location of Income/(Loss) Reclassified from AOCI into Earnings	Amount of Income/(Loss) Reclassified from AOCI into Earnings
Years Ended December 31,	2015	2014	2013		2015	2014	2013
Foreign exchange contracts	$7	$23	$13	Other income (loss), net	$24	$7	$14
Interest rate derivatives	(6)	(20)	—	Interest expense	—	—	—

The pre-tax gain (loss) recognized in earnings on derivatives not designated as hedging instruments was as follows:

	Years Ended December 31,
(in millions)	2015	2014	2013
Foreign exchange contracts (1)	$(10)	$(9)	$(5)
Interest rate derivatives (2)	—	(1)	(1)

Total derivatives not designated as hedging instruments	$(10)	$(10)	$(6)

(1)	Included in Other income (loss), net.
(2)	Included in interest expense.

Changes in the fair value of derivatives that are designated as cash flow hedges are recorded in AOCI to the extent effective and reclassified into earnings in the same period or periods during which the transaction hedged by that derivative also affects earnings. The Company expects $4 million of pre-tax unrealized losses related to its foreign exchange contracts and interest rate derivatives included in AOCI at December 31, 2015 to be reclassified into earnings within the next twelve months.

IMS HEALTH HOLDINGS, INC.

Notes to Consolidated Financial Statements - Continued

Fair Value Disclosures

The Company is subject to authoritative guidance which requires a three-level hierarchy for disclosure of fair value measurements as follows:

Level 1 —	Quoted prices in active markets for identical assets or liabilities.

Level 2 —	Quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets or liabilities in inactive markets; and model-derived valuations in which all significant inputs are observable in active markets.

Level 3 —	Unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability.

The carrying values of cash, cash equivalents, restricted cash, accounts receivable and accounts payable approximated their fair values at December 31, 2015 and 2014 due to the short-term nature of these instruments. At December 31, 2015 and 2014, the fair value of total debt approximated $4,229 million and $3,799 million, respectively, as determined under Level 2 measurements based on quoted prices for these financial instruments.

Recurring measurements

The following tables summarize assets and liabilities measured at fair value on a recurring basis at the dates indicated:

	Basis of Fair Value Measurements
	December 31, 2015
(in millions)	Level 1	Level 2	Level 3	Total
Assets
Derivatives	$—	$11	$—	$11

Total	$—	$11	$—	$11

Liabilities
Contingent consideration	$—	$—	$28	$28
Derivatives	—	13	—	13

Total	$—	$13	$28	$41

	December 31, 2014
	Level 1	Level 2	Level 3	Total
Assets
Derivatives	$—	$30	$—	$30

Total	$—	$30	$—	$30

Liabilities
Contingent consideration	$—	$—	$24	$24
Derivatives	—	18	—	18

Total	$—	$18	$24	$42

Derivatives consist of foreign exchange contracts and interest rate caps and swaps. The fair value of foreign exchange contracts is based on observable market inputs of spot and forward rates. The fair value of the interest rate caps and swaps is the estimated amount that the Company would receive or pay to terminate such agreements, taking into account market interest rates and the remaining time to maturities.

IMS HEALTH HOLDINGS, INC.

Notes to Consolidated Financial Statements - Continued

The following table summarizes Level 3 acquisition-related contingent consideration liabilities (see Note 3) carried at fair value on a recurring basis with the use of unobservable inputs for the period indicated.

(in millions)	Contingent Consideration Liabilities
Balance at December 31, 2013	$65
New acquisitions	3
Cash payments	(28)
Changes in fair value estimates and foreign currency translation adjustments	(16)

Balance at December 31, 2014	24
New acquisitions	19
Cash payments	(2)
Changes in fair value estimates and foreign currency translation adjustments	(13)

Balance at December 31, 2015	$28

During 2014, the Company paid $25 million as a final settlement for an earn-out related to a 2013 acquisition. The settlement resulted in a $9 million change in the fair value of the contingent consideration liability.

Non-recurring measurements

In 2014, the Company recorded a $7 million impairment charge for a leased facility, resulting in a fair value measurement of $9 million. The fair value was based on a third party market assessment, a Level 2 measurement. Additionally in 2014, the Company wrote off the value of computer software that was no longer in use to zero and recorded an impairment charge of $2 million. The fair value reflects an internal review of the net realizable value of the software and thus is a Level 3 measurement.

In 2013, the Company wrote-off the value of a cost method investment and an associated asset that was no longer in use to zero and recorded charges of $5 million, $3 million of which were recorded in Severance, impairment and other charges and $2 million of which were recorded in Other income (loss), net. The fair value reflects an internal review of the net realizable value of the assets and thus is a Level 3 measurement. Also, in 2013, the Company recorded an additional $3 million impairment charge for a leased facility, resulting in a fair value measurement of the liability of $9 million at December 31, 2013. The fair value was based on a third party market assessment, a Level 2 measurement.

Venezuela

In February 2013, the Venezuelan government announced the devaluation of its currency. The official exchange rate was adjusted from 4.30 Bolívars to each U.S. Dollar to 6.30. The Company’s Swiss operating subsidiary, IMS AG, maintains certain account balances in Bolívars (mainly cash and cash equivalents). As these balances are held in a non-functional currency of IMS AG, the Company is required to mark-to-market these balances at each reporting date and reflect these movements as gains or losses in income. Additionally, since January 2010, Venezuela has been designated as hyper-inflationary, and as such, all foreign currency fluctuations are recorded in income for certain account balances at the Company’s local Venezuelan operating subsidiary. The Company recorded a pre-tax charge of approximately $14 million to Other income (loss), net, in 2013 related to the remeasurement of the IMS AG Venezuelan Bolívar account balances and the remeasurement of certain local Bolívar account balances.

In 2014, the Venezuelan government significantly expanded the use of the Supplementary Foreign Currency Administration System (“SICAD”) I exchange market and created a third exchange market called SICAD II, which the Company utilized to remeasure its Venezuelan Bolívar account balances beginning on June 30, 2014. As a result of the change to the SICAD II rate from the official exchange rate, the Company recorded a pre-tax charge of $49 million to foreign exchange loss within Other income (loss), net in 2014. In February 2015, the Venezuelan government announced that the SICAD II market would no longer be available, and a new foreign exchange market system (“SIMADI”) was created. SIMADI has exchange rates significantly less favorable than SICAD II. As a result of the change to the SIMADI rate, the Company recorded a pre-tax charge of $7 million to foreign exchange loss within Other income (loss), net in 2015. At December 31, 2015, the SIMADI rate was approximately 199 Bolívars to one U.S. Dollar. The net assets held and revenue generated by the Company’s Venezuelan subsidiaries were not material to the Company’s consolidated results as of December 31, 2015.

IMS HEALTH HOLDINGS, INC.

Notes to Consolidated Financial Statements - Continued

Credit Concentrations

The Company continually monitors its positions with, and the credit quality of, the financial institutions which are counterparties to its financial instruments and does not anticipate non-performance by the counterparties. In general, the Company enters into transactions only with counterparties that are large banks and financial institutions. In addition, the Company attempts to limit the amount of credit exposure with any one institution. The Company would not have realized a material loss during the year ended of December 31, 2015 in the event of non-performance by any one counterparty.

The Company maintains accounts receivable balances ($508 million and $330 million, net of allowances, at December 31, 2015 and 2014, respectively), principally from clients in the pharmaceutical industry. The Company’s trade receivables do not represent significant concentrations of credit risk at December 31, 2015 due to the credit worthiness of its clients and their dispersion across many geographic areas.

Note 7. Debt

The following table summarizes the Company’s debt at the dates indicated:

	December 31,
(in millions)	2015	2014
Senior Secured Credit Facilities:
Senior Secured Term A Loan due 2019—USD LIBOR at average floating rates of 2.86%	$484	$307
Senior Secured Term A Loan due 2019—EUR LIBOR at average floating rates of 2.25%	135	158
Senior Secured Term B Loan due 2021—USD LIBOR at average floating rates of 3.50%	1,717	1,735
Senior Secured Term B Loan due 2021—EUR LIBOR at average floating rates of 3.75%	802	901
Revolving Credit Facility due 2019:
U.S. Dollar denominated borrowings—USD LIBOR at average floating rates of 2.79%	328	215
4.125% Senior Notes due 2023 - Euro denominated	300	—
6.00% Senior Notes due 2020 - U.S. Dollar denominated	500	500

Principal Amount of Debt	4,266	3,816
Less: Debt Issuance Costs and Unamortized Discounts	(71)	(77)

Total Debt	$4,195	$3,739

Scheduled principal payments due on the Company’s debt as of December 31, 2015 were as follows:

	Year Ended December 31,
(in millions)	2016	2017	2018	2019	2020	Thereafter	Total
Debt	$59	$72	$88	$830	$526	$2,691	$4,266

Senior Secured Credit Facilities

In May 2015, IMS Health Incorporated (“IMS Health”), an indirect wholly-owned subsidiary of the Company, entered into an amendment (the “2015 Amendment”) to the Third Amended and Restated Credit and Guaranty Agreement, dated as of March 17, 2014, among IMS Health, IMS AG and IMS Japan K.K., as co-borrowers, Healthcare Technology Intermediate Holdings, Inc., Bank of America, N.A. and the other lenders party thereto (as amended by the 2015 Amendment, the “Credit Agreement” and, together with the related security and other documents for the senior secured term loan facilities and the senior secured revolving facility, the “Senior Secured Credit Facilities”). The 2015 Amendment increased outstanding commitments under the Company’s existing Term A loans by $200 million. The proceeds from the additional term loans were used to fund a portion of the Company’s repurchase of its common shares in May 2015. See Note 9 for further information on the share repurchase. As a result of the 2015 Amendment, the Company incurred $2 million of fees, which are being amortized to interest expense.

In March 2014, IMS Health and certain of its subsidiaries, as co-borrowers, entered into an amendment (the “2014 Amendment”) to the Second Amended and Restated Credit and Guaranty Agreement, dated as of October 24, 2012. The 2014 Amendment added commitments in respect of new Term A loans (the “New Term Loans”) in the aggregate dollar equivalent amount of $500 million, increased outstanding commitments under the revolving credit facility to $500 million, modified certain interest rates and covenants and made additional modifications to the then outstanding senior secured credit facilities. The New Term Loans were funded in April 2014 concurrent with the Company’s IPO. See Note 1 for further information on the IPO. The New Term Loans and revolving credit facility mature in March 2019, while the Term B loans mature in March 2021. As a result of the 2014 Amendment, the Company recorded $11 million of debt extinguishment losses and $2 million of fees in Other income (loss), net during the year ended December 31, 2014.

IMS HEALTH HOLDINGS, INC.

Notes to Consolidated Financial Statements - Continued

In February 2013, IMS Health and certain of its subsidiaries entered into an amendment of the then existing senior secured term loans due 2017 (“Term Loan Amendment”) to reduce its borrowing costs. IMS Health reduced the borrowing margins and LIBOR floors by 50 basis points and 25 basis points, respectively, for both the USD and EUR tranches of debt. As a result of the Term Loan Amendment, the Company recorded $9 million of debt extinguishment losses and $3 million of fees in Other income (loss), net during the year ended December 31, 2013.

IMS Health is required to make scheduled quarterly payments on the Term A loans at rates that vary from 1.25% to 2.50% of the original principal amount of the term loans, with the remaining balance paid at maturity. Additionally IMS Health is required to make scheduled quarterly payments on the Term B loans equal to approximately 0.25% of the original principal amount of the term loans, with the remaining balance paid at maturity. IMS Health is also required to pay an annual commitment fee that ranges from 0.30% to 0.40% in respect of any unused commitments under the revolving credit facility.

At December 31, 2015, IMS Health, IMS AG and IMS Japan K.K., as co-borrowers, had an aggregate $500 million revolving credit facility, of which $172 million was unused. The Senior Secured Credit Facilities are secured by a security interest in substantially all of Healthcare Technology Intermediate Holdings, Inc.’s, IMS Health’s and the U.S. subsidiary guarantors’ tangible and intangible assets, including the stock of IMS Health and certain of IMS Health’s U.S. restricted subsidiaries and a portion of the stock of IMS Health’s non-U.S. restricted subsidiaries directly owned by Healthcare Technology Intermediate Holdings, Inc., IMS Health or a U.S. subsidiary guarantor. In addition, the obligations of IMS AG are guaranteed by certain of its Swiss restricted subsidiaries and are secured by certain assets of IMS AG and the Swiss guarantors, including the stock of the Swiss guarantors. The obligations of IMS Japan K.K. are secured by certain of its assets. There have been no borrowings by IMS Japan K.K. to date.

Senior Notes

In anticipation of the Cegedim acquisition, IMS Health issued €275 million aggregate principal amount of 4.125% senior unsecured notes due in April 2023 on March 30, 2015 . The proceeds, along with cash on hand, were used on April 1, 2015 to fund the Cegedim acquisition and pay fees and expenses of $5 million in connection with the debt offering. See Note 3 for more information on the Cegedim acquisition. Interest on the 4.125% Senior Notes is payable semi-annually each year and commenced on October 1, 2015. The 4.125% Senior Notes are guaranteed on a senior unsecured basis by IMS Health’s wholly-owned domestic subsidiaries that are guarantors under the Senior Secured Credit Facilities. The Company may redeem the 4.125% Senior Notes, in whole or in part, at any time prior to April 1, 2018 at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, plus a “make-whole” premium. On or after April 1, 2018, the Company may redeem all or a portion of the 4.125% Senior Notes at predetermined redemption prices set forth in the indenture governing the 4.125% Senior Notes plus accrued and unpaid interest to the date of redemption.

In addition to the 4.125% Senior Notes, IMS Health has outstanding $500 million aggregate principal amount of 6% Senior Notes due in November 2020 (the “6% Senior Notes”). Interest is payable semi-annually each year. The 6% Senior Notes are guaranteed on a senior unsecured basis by IMS Health’s wholly-owned domestic subsidiaries that are guarantors under the Senior Secured Credit Facilities. The Company may redeem all or a portion of the 6% Senior Notes at predetermined redemption prices set forth in the indenture governing the 6% Senior Notes plus accrued and unpaid interest to the date of redemption.

Other

In connection with the Company’s IPO in April 2014, the Company redeemed its 12.5% senior notes and senior PIK notes and incurred a loss on extinguishment of debt of $219 million in 2014, consisting of a $151 million in aggregate payments for make-whole premiums related to such redemptions and $68 million write-off of debt issuance costs and discounts.

The Senior Secured Credit Facilities and the indentures for the 4.125% Senior Notes and 6% Senior Notes provide for certain covenants and events of default customary for similar instruments, including a covenant not to exceed a specified ratio of consolidated senior secured net indebtedness to Consolidated EBITDA, as defined in the Credit Agreement and a covenant to maintain a specified minimum interest coverage ratio. If an event of default occurs under any of the Company’s or the Company’s subsidiaries’ financing arrangements, the creditors under such financing arrangements will be entitled to take various actions, including the acceleration of amounts due under such arrangements, and in the case of the lenders under the revolving credit facility and New Term Loans, other actions permitted to be taken by a secured creditor. At December 31, 2015, the Company was in compliance with the financial covenants under the Company’s financing arrangements.

IMS HEALTH HOLDINGS, INC.

Notes to Consolidated Financial Statements - Continued

Note 8. Pension and Postretirement Benefits

The Company sponsors both funded and unfunded defined benefit pension plans. These plans provide benefits based on various criteria, including, but not limited to, years of service and salary. The Company also sponsors an unfunded postretirement benefit plan in the U.S. that provides health and prescription drug benefits to retirees who meet the eligibility requirements. The Company uses a December 31 measurement date for all pension and postretirement benefit plans. The U.K. Defined Benefit Plan closed to future accrual at June 30, 2011.

The following tables summarize changes in the benefit obligation, the plan assets and the funded status of the Company’s pension and postretirement benefit plans as well as the components of net periodic benefit costs, including key assumptions.

	Pension Benefits
	U.S. Plans		Non-U.S. Plans
	Years Ended December 31,
(in millions)	2015	2014	2015	2014
Obligation and Funded Status:
Change in benefit obligation
Benefit obligation at beginning of year	$291	$249	$305	$247
Service cost	12	10	8	6
Interest cost	11	12	10	11
Foreign currency exchange adjustment	—	—	(14)	(17)
Actuarial loss (gain)	(22)	28	(3)	29
Benefits paid	(8)	(8)	(11)	(9)
Settlements and other	—	—	(1)	(3)
Acquisition (1)	—	—	24	—
Plan adoption (2)	—	—	—	41

Benefit obligation at end of year	$284	$291	$318	$305

Change in plan assets
Fair value of plan assets at beginning of year	$295	$274	$283	$234
Actual return on assets	(2)	26	8	33
Foreign currency exchange adjustment	—	—	(12)	(15)
Employer contributions	4	3	7	14
Benefits paid	(8)	(8)	(11)	(9)
Settlements and other	—	—	—	(3)
Acquisition (1)	—	—	2	—
Plan adoption (2)	—	—	—	29

Fair value of plan assets at end of year	$289	$295	$277	$283

Funded status	$5	$4	$(41)	$(22)

Amounts recognized in the Consolidated Statements of Financial Position:
Other assets	$46	$48	$7	$8
Accrued and other current liabilities	(2)	(2)	(2)	(1)
Postretirement and postemployment benefits liability	(39)	(42)	(46)	(29)

Net amount recognized	$5	$4	$(41)	$(22)

Accumulated benefit obligation	$281	$287	$305	$298

(1)	Represents defined benefit plans acquired in the Cegedim acquisition.
(2)	Represents the conversion of a non-U.S. plan from a defined contribution plan to a defined benefit plan as of December 31, 2014.

IMS HEALTH HOLDINGS, INC.

Notes to Consolidated Financial Statements - Continued

	Other Benefits
	Years Ended December 31,
(in millions)	2015	2014
Obligation and Funded Status:
Change in benefit obligation
Benefit obligation at beginning of year	$5	$6
Actuarial loss (gain)	1	(1)
Benefits paid (net of Medicare subsidy)	(1)	—

Benefit obligation at end of year	$5	$5

Change in plan assets
Fair value of plan assets at beginning of year	$—	$—
Employer contributions	1	—
Benefits paid (net of Medicare subsidy)	(1)	—

Fair value of plan assets at end of year	$—	$—

Funded status	$(5)	$(5)

Amounts recognized in the Consolidated Statements of Financial Position:
Accrued and other current liabilities	$(1)	$(1)
Postretirement and postemployment benefits liability	(4)	(4)

Net amount recognized	$(5)	$(5)

The following table provides the information for pension plans with an accumulated benefit obligation in excess of plan assets and projected benefit obligations in excess of plan assets.

	Pension Benefits
	U.S. Plans		Non-U.S. Plans
	Years Ended December 31,
(in millions)	2015	2014	2015	2014
Plans with accumulated benefit obligation in excess of plan assets:
Projected benefit obligation	$43	$46	$86	$62
Accumulated benefit obligation	42	45	75	54
Fair value of plan assets	2	1	38	35
Plans with projected benefit obligation in excess of plan assets:
Projected benefit obligation	$43	$46	$86	$63
Fair value of plan assets	2	1	38	37

The amounts recognized in AOCI for pension and other benefits at December 31 consisted of:

	Pension Benefits
	U.S. Plans		Non-U.S. Plans		Other Benefits
(in millions)	2015	2014	2015	2014	2015	2014
Net actuarial loss	$13	$12	$37	$38	$1	$1
Unrecognized initial obligation	—	—	—	13	—	—
Prior service cost (credit)	—	—	10	—	(3)	(4)

Total	$13	$12	$47	$51	$(2)	$(3)

IMS HEALTH HOLDINGS, INC.

Notes to Consolidated Financial Statements - Continued

The components of net periodic benefit cost and other changes in plan assets and benefit obligations recognized in Other Comprehensive Income (Loss) were as follows:

	Pension Benefits – U.S. Plans			Pension Benefits – Non-U.S. Plans
	Years Ended December 31,
(in millions)	2015	2014	2013	2015	2014	2013
Service cost	$12	$10	$10	$8	$6	$5
Interest cost	11	12	9	10	11	9
Expected return on plan assets	(22)	(20)	(18)	(13)	(13)	(10)
Amortization of prior service cost (credit)	—	—	—	1	—	—
Amortization of loss	1	—	1	1	1	—

Net periodic benefit cost	$2	$2	$2	$7	$5	$4

Other changes in plan assets and benefit obligations recognized in other comprehensive loss:
Actuarial loss (gain) – current years	$2	$22	$(41)	$2	$8	$8
Prior service (cost) credit – current years	—	—	—	(1)	—	—
Transition obligation	—	—	—	—	13	—
Amortization of prior service (cost) credit	—	—	—	(1)	—	—
Amortization of actuarial loss	(1)	—	(1)	(1)	(1)	—

Total recognized in other comprehensive loss	$1	$22	$(42)	$(1)	$20	$8

Total recognized in net periodic benefit cost and other comprehensive loss	$3	$24	$(40)	$6	$25	$12

	Other Benefits
	Years Ended December 31,
(in millions)	2015	2014	2013
Amortization of prior service cost (credit)	$(1)	$(1)	$—

Net periodic benefit cost	$(1)	$(1)	$—

Other changes in plan assets and benefit obligations recognized in other comprehensive loss:
Actuarial loss (gain) – current years	$—	$—	$(1)
Prior service (cost) credit – current years	—	—	(5)
Amortization of prior service (cost) credit	1	1	—

Total recognized in other comprehensive loss	$1	$1	$(6)

Total recognized in net periodic benefit cost and other comprehensive loss	$—	$—	$(6)

The amounts in AOCI that are expected to be recognized as components of net periodic benefit cost (credit) during 2016 are as follows:

	Pension Benefits
(in millions)	U.S. Plans	Non-U.S. Plans	Other Benefits	Total
Net actuarial loss	$—	$(1)	$—	$(1)
Prior service credit	—	—	1	1

Total	$—	$(1)	$1	$—

Assumptions

	Pension Benefits
Weighted Average Assumptions Used to Determine Benefit Obligations at December 31,	U.S. Plans		Non-U.S. Plans		Other Benefits
	2015	2014	2015	2014	2015	2014
Discount rate	4.48%	3.87%	3.16%	3.30%	3.00%	2.60%
Rate of compensation increase	3.00%	3.00%	2.40%	1.94%	N/A	N/A

IMS HEALTH HOLDINGS, INC.

Notes to Consolidated Financial Statements - Continued

Weighted Average Assumptions Used to Determine Net Periodic Benefit Cost for the Years Ended December 31,	Pension Benefits
	U.S. Plans			Non-U.S. Plans			Other Benefits
	2015	2014	2013	2015	2014	2013	2015	2014	2013
Discount rate	3.87%	4.66%	3.80%	3.30%	4.37%	4.44%	2.60%	2.90%	3.80%
Expected long-term return on plan assets	7.96%	7.97%	8.00%	5.02%	5.39%	6.30%	N/A	N/A	N/A
Rate of compensation increase	3.00%	3.00%	3.00%	1.94%	1.98%	1.85%	N/A	N/A	N/A

	At December 31,
Assumed Health Care Cost Trend Rates	2015	2014	2013
Health care cost trend rate assumed for next year	7.50%	7.50%	7.50%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.0%	5.0%	5.0%
Year that the rate reaches the ultimate trend rate	2021	2019	2019

Assumed health care cost trend rates could have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates at December 31, 2015 would have had less than a $1 million effect on the total of service and interest cost and on the accumulated postretirement benefit obligation.

Plan Assets

The Company’s pension plan weighted average asset allocations at December 31, 2015 and 2014, by asset category, follows:

	Plan Assets at December 31,
	U.S. Plans		Non-U.S. Plans		Total
Asset Category	2015	2014	2015	2014	2015	2014
Equity securities	70%	70%	35%	35%	53%	53%
Debt securities	25	25	42	43	33	34
Real estate	5	5	9	8	7	6
Other	—	—	14	14	7	7

Total	100%	100%	100%	100%	100%	100%

The target asset allocation for the Company’s pension plans is as follows:

Asset Category	U.S. Plans	Non-U.S. Plans	Total
Equity securities	60-80%	30-45%	45-65%
Debt securities	20-30	35-50	30-40
Real estate	0-10	0-10	0-10
Other	—	10-20	0-10

The following tables summarize plan assets measured at fair value on the dates indicated:

	Fair Value Measurements
	December 31, 2015
(in millions)	Level 1	Level 2	Level 3	Total
Asset Category – U.S. Plans
Investment Funds
Domestic equities (1)	$27	$132	$—	$159
International equities (2)	18	27	—	45
Debt issued by national, state or local government (3)	—	12	—	12
Corporate bonds (4)	42	16	—	58
Real estate (5)	15	—	—	15

Total assets	$102	$187	$—	$289

IMS HEALTH HOLDINGS, INC.

Notes to Consolidated Financial Statements - Continued

	December 31, 2015
(in millions)	Level 1	Level 2	Level 3	Total
Asset Category – Non-U.S. Plans
Investment Funds
International equities (2)	$—	$97	$—	$97
Debt issued by national, state or local government (3)	2	69	—	71
Corporate bonds (4)	—	46	—	46
Real estate (5)	—	—	24	24
Investment funds (6)	—	7	—	7
Insurance contracts (7)	—	32	—	32

Total assets	$2	$251	$24	$277

	Fair Value Measurements
	December 31, 2014
(in millions)	Level 1	Level 2	Level 3	Total
Asset Category – U.S. Plans
Investment Funds
Domestic equities (1)	$28	$133	$—	$161
International equities (2)	18	27	—	45
Debt issued by national, state or local government (3)	—	13	—	13
Corporate bonds (4)	44	17	—	61
Real estate (5)	15	—	—	15

Total assets	$105	$190	$—	$295

	December 31, 2014
(in millions)	Level 1	Level 2	Level 3	Total
Asset Category – Non-U.S. Plans
Investment Funds
International equities (2)	$—	$100	$—	$100
Debt issued by national, state or local government (3)	2	76	—	78
Corporate bonds (4)	—	48	—	48
Real estate (5)	—	—	22	22
Investment funds (6)	—	6	—	6
Insurance contracts (7)	—	29	—	29

Total assets	$2	$259	$22	$283

(1)	Comprises actively managed mutual funds, passively managed collective trusts and pooled funds investing primarily in companies with market capitalizations similar to that of the S&P 500, S&P Small Cap 600, Russell 1000 and Russell 2000 indexes. The collective trusts do not participate in securities lending.
(2)	Comprises actively managed mutual funds, passively managed collective trust fund and pooled funds investing primarily in companies in non-U.S. countries and non-U.S. developed market countries similar to that of the Morgan Stanley Capital International EAFE index. The collective trust does not participate in securities lending.
(3)	Comprises passively managed pooled funds primarily invested in debt instruments from non-U.S. national state or local Governments.
(4)	Comprises actively managed mutual funds, passively managed collective trust fund and pooled funds investing primarily in a diversified portfolio of investment grade U.S. and non-U.S. fixed income securities. The collective trust does not participate in securities lending.
(5)	Comprises an actively managed mutual fund and an actively managed pooled fund which primarily invests in real estate, including but not limited to offices, retail warehouses and shopping centers.
(6)	Comprises an actively managed investment fund which primarily invests in term deposit instruments offering a guaranteed investment return.
(7)	Assets are invested in a collective foundation through an insurance company which guarantees a minimum investment return.

IMS HEALTH HOLDINGS, INC.

Notes to Consolidated Financial Statements - Continued

Investments in mutual funds are valued at quoted market prices. Investments in common/collective trusts and pooled funds are valued at the net asset value (“NAV”) as reported by the trust. The NAV is based on the fair value of the underlying investments held by the fund less its liabilities. Insurance contracts are valued at the amount of the benefit liability. Level 3 real estate assets, which consist of an international property fund, directly invests in properties that rely on unobservable inputs to measure the fair value.

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
(in millions)	2015 (1)	2014 (1)
Beginning balance	$22	$20
Actual return on plan assets – assets held at end of year	3	3
Purchases, sales and settlements	(1)	(1)

Ending balance	$24	$22

(1)	All amounts relate to property.

Investment Policies and Strategies

The Company invests primarily in a diversified portfolio of equity and debt securities that provide for long-term growth within reasonable and prudent levels of risk. The asset allocation targets established by the Company are strategic and applicable to the Plan’s long-term investing horizon. The portfolio is constructed and maintained to provide adequate liquidity to meet associated liabilities and minimize long-term expense and provide prudent diversification among asset classes in accordance with the principles of modern portfolio theory. The plan employs a diversified mix of actively managed investments around a core of passively managed index exposures in each asset class. Within each asset class, rapid market shifts, changes in economic conditions or an individual fund manager’s outlook may cause the asset allocation to fall outside the prescribed targets. The majority of the Company’s plan assets are measured quarterly against benchmarks established by the Company’s investment advisors and the Company’s Asset Management Committee, who reviews actual plan performance and has the authority to recommend changes as deemed appropriate. Assets are rebalanced periodically to their strategic targets to maintain the Plan’s strategic risk/reward characteristics. The Company periodically conducts asset liability modeling studies to ensure that the investment strategy is aligned with the obligations of the plans and that the assets will generate income and capital growth to meet the cost of current and future benefits that the plans provide. The pension plans do not include investments in Company stock at December 31, 2015 or 2014.

The portfolio for the Company’s U.K. Pension plan seeks to invest in a range of suitable assets of appropriate liquidity which will generate in the most effective manner possible, income and capital growth to ensure that there are sufficient assets to meet benefit payments when they fall due, while controlling the long-term costs of the plan and avoiding short-term volatility of investment returns. The plan seeks to achieve these objectives by investing in a mixture of real (equities) and monetary (fixed interest) assets. It recognizes that the returns on real assets, while expected to be greater over the long-term than those on monetary assets, are likely to be more volatile. A mixture across asset classes should nevertheless provide the level of returns required by the Plan. The trustee periodically conducts asset liability modeling exercises to ensure the investments are aligned with the appropriate benchmark to better reflect the Plan’s liabilities. The trustee also undertakes to review this benchmark on a regular basis.

Cash Flows

Contributions. The Company expects to contribute $9 million in required contributions to its pension and postretirement benefit plans during fiscal 2016. The Company may make additional contributions into its pension plans in fiscal 2016 depending on, among other factors, how the funded status of those plans changes and in order to meet minimum funding requirements as set forth in employee benefit and tax laws, plus additional amounts the Company may deem to be appropriate.

IMS HEALTH HOLDINGS, INC.

Notes to Consolidated Financial Statements - Continued

Estimated future benefit payments and subsidy receipts. The following benefit payments (net of expected participant contributions) are expected to be paid as follows:

	Year Ended December 31,
(in millions)	2016	2017	2018	2019	2020	2021-2025
Pension benefits	$19	$19	$20	$22	$23	$144
Other benefits	1	1	1	1	1	1

Other Plans

Plans accounted for as deferred compensation contracts. The Company provides certain executives with supplemental pension benefits in accordance with their individual employment arrangements. The tables above in this Note do not include the Company’s expense or obligation associated with providing these benefits.

Plans accounted for as postretirement benefits. The Company provides certain executives with postretirement medical, dental and life insurance benefits. These benefits are individually negotiated arrangements in accordance with their individual employment arrangements. The tables above in this Note do not include the Company’s expense or obligation associated with providing these benefits.

Information related to these unfunded plans is as follows:

	Obligation		(Income) Expense			Discount Rate used to Measure Obligation
	December 31,		Years Ended December 31,			December 31,
(in millions)	2015	2014	2015	2014	2013	2015	2014
Deferred compensation plan	$1	$1	$—	$—	$—	4.2%	3.9%
Postretirement benefits plan	11	9	1	(1)	2	4.4%	3.9%

Defined contribution plans. Certain employees of the Company in the U.S. are eligible to participate in the Company-sponsored defined contribution plan. The Company makes a matching contribution of up to 50% of the employee’s contribution based on specified limits of the employee’s salary. The Company’s expense related to this plan was approximately $8 million, $7 million and $6 million for the years ended 2015, 2014 and 2013, respectively.

Certain key executives of the Company participate in an unfunded defined contribution executive retirement plan that was frozen to additional accruals for future service contributions in 2012. Participants continue to receive an annual investment credit based on the average of the annual yields at the end of each month on the AA-AAA rated 10+ year maturity component of the Merrill Lynch U.S. Corporate Bond Master Index. The Company’s expense related to this plan was de minimis for the years ended December 31, 2015 and 2014 and approximately $1 million for the year ended 2013.

There are additional Company-sponsored defined contribution arrangements for employees of the Company residing in countries other than the U.S. The Company is required to make contributions based on the specific requirements of the plans. The Company’s expense related to these plans was approximately $9 million, $8 million and $8 million for the years ended 2015, 2014 and 2013, respectively.

Note 9. Shareholders’ Equity

The Company amended its Certificate of Incorporation in April 2014, in connection with the closing of the IPO. The Amended and Restated Certificate of Incorporation authorizes the Board of Directors, at its discretion, to issue up to 50 million shares of preferred stock with a par value of $0.01 per share. The preferred stock is issuable in series, which may vary as to certain rights and preferences. As of December 31, 2015, no preferred shares have been issued. The Amended and Restated Certificate of Incorporation also set the number of authorized common shares at 700 million shares.

Share Repurchase

On December 16, 2015, the Company’s board of directors approved a $250 million common stock repurchase authorization. The Company’s share repurchase authorization allows the Company to buy opportunistically, when the Company believes that the share price provides the Company with an attractive use of cash flow and debt capacity. Through December 31, 2015, the Company purchased 670 thousand shares of its common stock having an aggregate value of approximately $17 million at an average price of $25.70 per share. The share repurchase was funded through a combination of cash and borrowings under the Company’s revolving credit facility. The repurchase authorization d oes not have a specified expiration date but can be modified, suspended or discontinued at any time.

IMS HEALTH HOLDINGS, INC.

Notes to Consolidated Financial Statements - Continued

On May 3, 2015, the Company’s board of directors approved a $300 million common stock repurchase authorization. In connection with that authorization, on May 12, 2015, the Company purchased 11.1 million shares of its common stock from the underwriters in the May Secondary Offering (as defined below) having an aggregate value of approximately $300 million at $27.0875 per share, equal to the midpoint between the public offering price and the price paid by the underwriters to the Selling Stockholders for the shares sold in the May 2015 Secondary Offering. To fund the share repurchase, the Company entered into the 2015 Amendment to the Credit Agreement that provided the Company with $200 million in additional term loan borrowings and utilized borrowings from its revolving credit facility and available cash. See Note 7 for additional information on the 2015 Amendment.

Secondary Offerings

In August 2015, existing shareholders of the Company (collectively, the “Selling Stockholders”) completed the sale of 20 million shares of the Company’s common stock to underwriters at a price of $31.17 per share (the “August Secondary Offering”). In May 2015, the Selling Stockholders completed the sale of 57.97 million shares of the Company’s common stock at a public offering price of $27.50 per share, including 6.87 million shares that were offered and sold by the Selling Stockholders pursuant to the full exercise of the underwriter’s option to purchase additional shares (the “May Secondary Offering” and, together with the August Secondary Offering, the “Secondary Offerings”). The Company did not sell any stock in, or receive any proceeds from, the Secondary Offerings. The Company incurred $1 million of expenses in 2015 related to the Secondary Offerings, which were included in Selling and administrative expenses.

Note 10. Stock-Based Compensation

In March 2014, the Company’s board of directors adopted the IMS Health Holdings, Inc. 2014 Incentive and Stock Award Plan (the “2014 Equity Plan”). Both annual award opportunities and equity-based awards for certain key employees, including the Company’s named executive officers, non-employee directors, consultants and other persons who provide substantial services to the Company, are granted under the 2014 Equity Plan. Prior to the adoption of the 2014 Equity Plan, the Company authorized equity awards under the 2010 Equity Plan. At December 31, 2015, there were 41.2 million shares reserved for issuance under the Company’s 2014 Equity Plan, of which 26.1 million shares are available for future grants.

Beginning in 2015, the Company’s long-term incentive awards were comprised of stock settled stock appreciation rights (“SARs”) and performance shares, both of which were granted under the 2014 Equity Plan. Unless previously terminated or forfeited, the SARs are eligible to vest in equal increments of 25% on each of the first four anniversaries of the date of grant. The exercise price of the SARs is equal to the closing market price of the Company’s common stock as of the grant date and expire on the tenth anniversary of the date of grant. Performance shares are eligible to vest at the end of a three-year period based on achievement of challenging goals related to compound annual adjusted earnings per share (“Adjusted EPS”) and relative total shareholder return (“TSR”). The number of performance shares that may be earned ranges from 50% of the target award if the threshold levels of performance are achieved to 200% of the target if the maximum levels are achieved or exceeded. Each earned and vested performance share will be settled by delivery of one share of the Company’s common stock. Recipients of performance shares have no voting rights and are not eligible to receive dividends equivalents during the performance period. Performance shares are forfeited upon termination of employment prior to the end of the performance period.

Prior to 2015, the Company granted service-based and performance-based stock options. Unless previously terminated or forfeited, the service-based options vest in equal increments of 20% on each of the first five anniversaries of the date of grant and the performance-based options vest in equal increments of 20% on each of the first five anniversaries of the date of grant if the Annual or Cumulative EBITDA Target, as defined by the 2010 Equity Plan, with respect to the fiscal year to which the performance-based options are aligned, is achieved. The service-based and performance-based awards both have an exercise price equivalent to the fair market value on the date of grant and expire on the tenth anniversary of the date of grant. In connection with the IPO, the outstanding stock options that had been granted to the board of directors prior to 2014 became fully vested.

Additionally, the Company granted service-based restricted stock and restricted stock units (“RSUs”) to employees and directors who were not employees of the Company and not affiliated with the Company’s Sponsors with a fair value equal to the closing market price of the Company’s common stock on the date of grant. The restricted stock granted in 2015 and the RSUs granted to employees in 2014 vest in equal increments of 50% on each of the second and fourth anniversaries of the grant date. The restricted stock was granted under the 2014 Equity Plan and the RSUs were granted under the 2010 Equity Plan. The RSUs granted to non-employee directors in 2015 were granted under the 2014 Equity Plan and became fully vested in 2015.

IMS HEALTH HOLDINGS, INC.

Notes to Consolidated Financial Statements - Continued

The Company granted premium priced service-based options (“Premium Priced Options”) in 2010, which became fully vested in 2015. The awards have an exercise price equal to 150% of the fair market value on the date of grant and expire on the tenth anniversary of the date of grant. At December 31, 2015, 1. 2 million shares are exercisable.

In August 2013, the board of directors of the Company declared a cash dividend of $2.60 per share. In accordance with the terms of the 2010 Equity Plan, option holders received $2.60 per share in respect of vested options and a corresponding $2.60 per share reduction in the exercise price of unvested options. The other terms of the equity awards, including vesting schedules, remained unchanged. The Company did not record a charge for modification of the exercise price for unvested awards as the modification was provided for by the terms of the 2010 Equity Plan.

The fair value of stock options and SARs is estimated using the Black-Scholes option-pricing model. For service-based options and SARs, the Company values the grants and recognizes compensation expense on a straight-line basis over the requisite service period of the award. For options and SARs with graded vesting, the Company values the grants and recognizes compensation expense as if each vesting portion of the award was part of the total award and not a separate award. For performance-based awards, stock-based compensation expense is adjusted over time based on the Company’s assessment of the probability of achieving the financial targets. The value of the portion of the award that is ultimately expected to vest is recognized as expense either on a straight-line basis over the requisite service period of the award for restricted stock and RSUs or on a graded vesting basis for performance shares. The fair value of r estricted stock and RSUs was based on the closing market price of the Company’s common stock on the date of grant. The fair value of the performance shares is determined separately for the portion of the award based on Adjusted EPS and the portion of the award based on TSR. The fair value of the Adjusted EPS portion of the award is equal to the closing market price of the Company’s common stock on the grant date. The fair value of the TSR portion of the award is determined based on a Monte Carlo simulation model.

These models require the input of subjective assumptions that will usually have a significant impact on the fair value estimate. The following table summarizes the weighted average assumptions used to measure fair value:

	2015	2014	2013
Dividend yield (1)	0.0%	0.0%	0.0%
Weighted average volatility (2)	33.9%	26.4%	26.7%
Risk free interest rate (3)	1.70%	1.68%	1.19%
Expected term (4)	6.50 years	5.50 years	5.50 years
Weighted average fair value of options granted	$9.34	$5.44	$4.89

(1)	The dividend yield of 0.0% is used because no recurring dividends have been authorized and the Company does not expect to pay cash dividends in the foreseeable future. An increase in the dividend yield will decrease stock compensation expense.
(2)	The weighted average volatility was developed using the historical volatility of several peer companies to IMS Health Holdings, Inc. for periods equal to the expected life of the grant. An increase in the weighted average volatility assumption will increase stock compensation expense .
(3)	The risk-free interest rate was developed using the U.S. Treasury yield curve for periods equal to the expected life of the options and SARs on the grant date. An increase in the risk-free interest rate will increase stock compensation expense.
(4)	The expected term was estimated for the 2015 grant of SARs based on the awards’ vesting period and contractual term. An increase in the expected holding period will increase stock compensation expense.

IMS HEALTH HOLDINGS, INC.

Notes to Consolidated Financial Statements - Continued

The following table summarizes the components and classification of stock-based compensation expense for the periods indicated:

	Years Ended December 31,
(in millions)	2015	2014	2013
Stock options and SARs	$13	$51	$21
Performance shares	5	—	—
Restricted stock and RSUs	7	7	1

Total stock-based compensation expense	$25	$58	$22

Operating costs of information, exclusive of depreciation and amortization	$2	$6	$3
Direct and incremental costs of technology services, exclusive of depreciation and amortization	2	5	2
Selling and administrative expenses, exclusive of depreciation and amortization	21	47	17

Total stock-based compensation expense	$25	$58	$22

Tax benefit on stock-based compensation expense	$8	$19	$7

The tax benefit realized on stock options and SARs exercised for the years ended December 31, 2015, 2014 and 2013 was $11 million, $2 million and $—, respectively.

Stock Options and Stock Appreciation Rights

The following table summarizes activity of stock options with service conditions for the periods indicated:

(in millions)	Shares	Weighted Average Exercise Price	Weighted Average Remaining Term (Years)	Aggregate Intrinsic Value
Options outstanding, December 31, 2014	10.2	$7.97	5.87	$180
Exercises	(3.2)	5.24
Forfeitures	(0.1)	9.95

Options outstanding, December 31, 2015	6.9	9.19	5.06	138

Options vested or expected to vest, December 31, 2015	6.8	9.17	5.02	136
Options exercisable, December 31, 2015	3.7	$10.73	4.83	$80

As of December 31, 2015, approximately $2 million of unrecognized stock compensation expense related to unvested service-based stock options (net of estimated forfeitures) is expected to be recognized over a weighted-average period of approximately one year.

The following table summarizes activity of stock options with performance conditions for the periods indicated:

(in millions)	Shares	Weighted Average Exercise Price	Weighted Average Remaining Term (Years)	Aggregate Intrinsic Value
Options outstanding, December 31, 2014	5.3	$6.69	5.95	$101
Exercises	(1.7)	5.76
Forfeitures	(0.1)	9.81

Options outstanding, December 31, 2015	3.5	7.07	5.13	72

Options vested or expected to vest, December 31, 2015	3.4	8.21	5.08	71
Options exercisable, December 31, 2015	1.8	$8.43	4.87	$38

IMS HEALTH HOLDINGS, INC.

Notes to Consolidated Financial Statements - Continued

As of December 31, 2015, approximately $2 million of unrecognized stock compensation expense related to unvested performance-based stock options (net of estimated forfeitures) is expected to be recognized over a weighted-average period of approximately one year.

The following table summarizes activity of SARs for the periods indicated:

(in millions)	Shares	Weighted Average Exercise Price	Weighted Average Remaining Term (Years)	Aggregate Intrinsic Value
SARs outstanding, December 31, 2014	0.5	$2.50	1.30	$13
Granted	1.7	25.14
Exercises	(0.4)	2.50
Forfeitures	(0.2)	25.08

SARs outstanding, December 31, 2015	1.6	22.72	5.50	5

SARs vested or expected to vest, December 31, 2015	1.6	$22.72	5.50	5
SARs exercisable, December 31, 2015	0.2	2.50	0.30	$4

Included in the table above are SARs granted by a predecessor entity to the Company in 2010 to certain executives that will expire in 2016. As of December 31, 2015, approximately $11 million of unrecognized stock compensation expense related to unvested SARs (net of estimated forfeitures) is expected to be recognized over a weighted-average period of approximately two years.

Cash proceeds and intrinsic value related to total stock options and SARs exercised during 2015 , 2014 and 2013 , were as follows:

	Years Ended December 31,
(in millions)	2015	2014	2013
Proceeds received from the exercise of service based stock options	$17	$9	$—
Intrinsic value of service based stock options and SARs exercised	90	27	1
Proceeds received from the exercise of performance based stock options	10	8	—
Intrinsic value of performance based stock options exercised	43	31	—

The intrinsic value for stock options and SARs was calculated based on the exercise price of the underlying awards and the market price of the Company’s common stock as of the end of the period.

Performance Shares

The following table summarizes activity of the performance shares for the periods indicated:

(in millions)	Shares	Weighted-Average Grant-Date Fair Value
Performance shares outstanding, December 31, 2014	—	$—
Granted	0.6	25.13
Forfeitures	(0.1)	25.08

Performance shares outstanding, December 31, 2015	0.5	25.14

As of December 31, 2015, there was $10 million of unrecognized compensation cost related to nonvested performance shares. The cost is expected to be recognized over a weighted-average period of approximately 2 years.

IMS HEALTH HOLDINGS, INC.

Notes to Consolidated Financial Statements - Continued

Restricted Stock and Restricted Stock Units

The following table summarizes activity of restricted stock and RSUs for the periods indicated:

(in millions)	Shares/Units	Weighted-Average Grant-Date Fair Value
Restricted stock and RSUs outstanding, December 31, 2014	1.4	$19.55
Granted	1.0	27.47
Forfeitures	(0.1)	19.50

Restricted stock and RSUs outstanding, December 31, 2015	2.3	22.76

During 2015 and 2014, 0.9 million restricted shares and 1.4 million RSUs were granted to employees and non-employee directors, respectively.

Fair value for restricted stock and RSUs with service conditions was as follows:

	Years Ended December 31,
(in millions)	2015	2014	2013
Fair value of restricted stock and RSUs which vested during the year	$—	$2	$2
Fair value of restricted stock and RSUs outstanding	59	37	1

As of December 31, 2015, there was $38 million of unrecognized compensation cost related to nonvested restricted stock and RSUs. The cost is expected to be recognized over a weighted-average period of approximately 2 years.

Note 11. Income Taxes

Income (loss) before income taxes consisted of:

	Years Ended December 31,
(in millions)	2015	2014	2013
U.S.	$(61)	$(455)	$(240)
Non-U.S.	278	170	192

Total	$217	$(285)	$(48)

Provision for (benefit from) income taxes consisted of:

	Years Ended December 31,
(in millions)	2015	2014	2013
U.S. Federal and State:
Current	$7	$—	$6
Deferred	(269)	(141)	(178)

	$(262)	$(141)	$(172)

Non-U.S.:
Current	$85	$85	$66
Deferred	(23)	(40)	(24)

	$62	$45	$42

Total	$(200)	$(96)	$(130)

IMS HEALTH HOLDINGS, INC.

Notes to Consolidated Financial Statements - Continued

The following table summarizes the significant differences between the U.S. Federal statutory taxes and the Company’s provision (benefit) for income taxes for consolidated financial statement purposes.

	Years Ended December 31,
	2015	2014	2013
Tax expense (benefit) at statutory rate	35%	(35)%	(35)%
State and local income taxes, net of Federal tax benefit	4	(1)	(21)
Impact of Non-U.S. tax rates and credit	(5)	8	(21)
Impact of tax rate changes	(3)	1	(12)
Restructuring effect on deferred tax liability	—	(2)	(178)
Impact of change in assertion related to unremitted earnings	(118)	—	—
Contract/statute of limitations expirations	(2)	(2)	(10)
Reserves for uncertain tax positions	2	3	20
Audit settlements	(1)	(4)	(12)
Other, net	(4)	(2)	—

Total tax benefit	(92)%	(34)%	(269)%

The Company recorded a benefit for income taxes of $200 million in 2015, primarily due to the Company changing its assertion related to unremitted earnings of its non-U.S. subsidiaries. Historically, the Company provided deferred taxes with respect to all of the unremitted earnings of its non-U.S. subsidiaries. As of the beginning of 2015, the Company is asserting, with certain exceptions, that the unremitted earnings of its non-U.S. subsidiaries related to prior years, as well as those related to 2015 will be indefinitely reinvested. As a result of this change in assertion, in the first quarter of 2015, the Company reversed a previously established deferred tax liability of $256 million and as of December 31, 2015, have a deferred tax liability of $12 million. The Company has the intent and ability to indefinitely reinvest its non-U.S. subsidiaries’ unremitted earnings, with certain exceptions, as these earnings are no longer expected to be repatriated to the United States to meet the Company’s U.S. cash needs. Rather, the Company intends to reinvest the non-U.S. earnings in the growth of its non-U.S. businesses. The tax benefit for 2015 was also favorably impacted as a result of profits generated in non-U.S. tax jurisdictions with lower tax rates than the U.S. statutory tax rate. The Company recorded a tax charge of $2 million during 2015 for interest and penalties related to unrecognized tax benefits. As of December 31, 2015, the Company had $28 million of unrecognized tax benefits that if recognized would favorably affect the effective tax rate and $9 million of interest and penalties associated with unrecognized tax benefits.

The Company had a tax benefit for 2014 which was primarily due to a significant amount of deductible expenses in the U.S. related to the redemption of the Company’s 12.5% Senior Notes and Senior PIK Notes, the termination of the management services agreement with affiliates of the Sponsors, and non-executive Phantom SARs compensation expense. In addition, the Company’s effective tax rate was impacted as a result of profits generated in non-U.S. tax jurisdictions with lower tax rates than the U.S. statutory tax rate and by deferred U.S. income tax expense related to non-U.S. earnings net of associated tax credits. The Company also recorded a tax benefit of $6 million in the second quarter of 2014 as a result of the conclusion of a U.S. Federal income tax examination for 2010 and 2011. The Company recorded a tax charge of $3 million during 2014 for interest and penalties related to unrecognized tax benefits. As of December 31, 2014, the Company had $28 million of unrecognized tax benefits that if recognized would favorably affect the effective tax rate and $9 million of interest and penalties associated with unrecognized tax benefits.

In 2014, the Company completed the restructuring of its foreign operations and fully integrated its U.K., Spain and Austria businesses under the Company’s main European holding company in Switzerland. The initial steps of the restructuring started during the fourth quarter of 2013. The restructuring significantly affected the book over tax basis differences among group members and the ultimate worldwide tax cost of a theoretical recognition of such differences. As a result, the associated deferred tax liability was reduced by approximately $5 million and $86 million as of December 31, 2014 and 2013, respectively.

In 2013, the Company’s effective tax rate was favorably impacted by a tax reduction of $10 million as a result of the conclusion of U.S. audits. In connection with one of the audits, the Company received a $47 million refund for which a receivable had been previously established. The Company also recorded tax reductions of $5 million as a result of the expiration of various statutes of limitation and $2 million for the reversal of a valuation allowance due to a change in enacted state tax law changes. The Company recorded a tax charge of $2 million during 2013 for interest and penalties related to unrecognized tax benefits. As of December 31, 2013, the Company had $38 million of unrecognized tax benefits that if recognized would favorably affect the effective tax rate and $11 million of interest and penalties associated with unrecognized tax benefits.

The Company files numerous consolidated and separate income tax returns in U.S. (federal and state) and non-U.S. jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal income tax examination by tax authorities for

IMS HEALTH HOLDINGS, INC.

Notes to Consolidated Financial Statements - Continued

years before 2012, in state and local jurisdictions for years prior to 2011, and in its material non-U.S. jurisdictions prior to 2011. It is reasonably possible that within the next twelve months the Company could realize $3 million of unrecognized tax benefits as a result of the expiration of certain statutes of limitation.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	Years Ended December 31,
(in millions)	2015	2014	2013
Gross unrecognized tax benefits at beginning of year	$30	$42	$42
Gross (decreases) increases – prior period positions	—	(10)	—
Gross increases – current period positions	4	5	11
Increases (decreases) – settlement with tax authorities	—	—	(7)
Reductions – lapse of statute of limitations	(3)	(4)	(4)
Other	1	(3)	—

Gross unrecognized tax benefits at end of year	$32	$30	$42

The Company’s deferred tax assets (liabilities) are comprised of the following at December 31:

	At December 31,
(in millions)	2015	2014
Deferred Tax Assets:
Net operating losses	$265	$211
Foreign tax credits	145	127
Employment benefits	18	14
Deferred revenues	20	14
Equity compensation	34	36
Postemployment benefits	17	8
Non-U.S. intangibles	2	5
Accrued liabilities	10	11
Other	61	50

	572	476
Valuation allowance	(101)	(66)

Total deferred tax assets	$471	$410

Deferred Tax Liabilities:
Intangible assets	$(660)	$(711)
Undistributed earnings	(12)	(266)
Computer software	(159)	(118)
Depreciation	(10)	(11)
Foreign exchange	(117)	(50)
Other	(24)	(55)

Total deferred tax liabilities	$(982)	$(1,211)

Net Deferred Tax Liability	$(511)	$(801)

The Company had federal, state and local, and non-U.S. tax credit and tax loss carryforwards, the tax effect of which was $433 million as of December 31, 2015. Of this amount, $26 million has an indefinite carryforward period, and the remaining $407 million expires at various times beginning in 2016. As of December 31, 2015, the Company had $101 million of valuation allowances established against state and local and non-U.S. net operating losses that based on available evidence, are more likely than not to expire before they can be utilized.

The table of deferred tax assets and liabilities shown above does not include certain deferred tax assets as of December 31, 2015 that arose directly from tax deductions related to equity compensation greater than compensation recognized for financial reporting. The Company had a federal net operating loss carryforward for tax purposes of $399 million as of December 31, 2015. The gross amount of net operating loss carryforwards for which a tax benefit would be recorded to additional paid-in capital if and when income taxes payable is reduced was approximately $78 million as of December 31, 2015 . The Company uses tax law ordering in determining when excess tax benefits have been realized.

IMS HEALTH HOLDINGS, INC.

Notes to Consolidated Financial Statements - Continued

As of December 31, 2015, there is a book-over-tax basis difference with respect to the investments in non-U.S. subsidiaries of approximately $1,571 million. This basis difference relates to purchase accounting adjustments of approximately $826 million and undistributed earnings of approximately $745 million. The Company intends to indefinitely reinvest all unremitted earnings outside the U.S. with limited exceptions. As of December 31, 2015, deferred income taxes of $12 million have been provided on such earnings and approximately $270 million have not been provided on such earnings.

Note 12. Commitments

The Company’s contractual obligations include facility leases, agreements to purchase data and telecommunications services, and computer and other leases. At December 31, 2015, the minimum annual payment under these agreements and other contracts that have initial or remaining non-cancelable terms in excess of one year are as listed in the following table:

(in millions)	2016	2017	2018	2019	2020	Thereafter	Total
Operating leases (1)	$66	$52	$41	$31	$29	$51	$270
Data acquisition and telecommunication services (2)	253	143	62	48	37	9	552
Computer and other leases (3)	23	16	10	7	3	—	59

Total	$342	$211	$113	$86	$69	$60	$881

(1)	Rental expense under real estate operating leases for the years ended 2015, 2014 and 2013 were $70 million, $51 million and $49 million, respectively.
(2)	Expense under data acquisition and telecommunications long-term contracts for the years ended 2015, 2014 and 2013 were $263 million, $221 million and $215 million, respectively.
(3)	Rental expense under computer and other leases for the years ended 2015, 2014 and 2013 were $26 million, $28 million and $25 million, respectively. These leases are frequently renegotiated or otherwise changed as advancements in computer technology produce opportunities to lower costs and improve performance.

Note 13. Contingencies

The Company and its subsidiaries are involved in legal and tax proceedings, claims and litigation arising in the ordinary course of business. Management periodically assesses the Company’s liabilities and contingencies in connection with these matters based upon the latest information available. For those matters where management currently believes it is probable that the Company will incur a loss and that the probable loss or range of loss can be reasonably estimated, the Company has recorded reserves in the Consolidated Financial Statements based on its best estimates of such loss. In other instances, because of the uncertainties related to either the probable outcome or the amount or range of loss, management is unable to make a reasonable estimate of a liability, if any. However, even in many instances where the Company has recorded an estimated liability, the Company is unable to predict with certainty the final outcome of the matter or whether resolution of the matter will materially affect the Company’s results of operations, financial position or cash flows. As additional information becomes available, the Company adjusts its assessments and estimates of such liabilities accordingly.

The Company routinely enters into agreements with its suppliers to acquire data and with its clients to sell data, all in the normal course of business. In these agreements, the Company sometimes agrees to indemnify and hold harmless the other party for any damages such other party may suffer as a result of potential intellectual property infringement and other claims related to the use of the data. The Company has not accrued a liability with respect to these matters, as the exposure is considered remote.

Based on its review of the latest information available, management does not expect the impact of pending legal and tax proceedings, claims and litigation, either individually or in the aggregate, to have a material adverse effect on the Company’s results of operations, cash flows or financial position. However, one or more unfavorable outcomes in any claim or litigation against the Company could have a material adverse effect for the period in which it is resolved. The following is a summary of certain legal matters involving the Company.

IMS Health Government Solutions Voluntary Disclosure Program Participation

The Company’s wholly-owned subsidiary, IMS Government Solutions Inc. (“IMS Government Solutions”), is primarily engaged in providing services and products under contracts with the U.S. government. U.S. government contracts are subject to extensive legal and regulatory requirements and, from time to time, agencies of the U.S. government have the ability to investigate whether contractors’ operations are being conducted in accordance with such requirements. U.S. government investigations, whether relating to these contracts or conducted for other reasons, could result in administrative, civil or criminal liabilities, including repayments, fines or penalties being imposed on us, or could lead to suspension or debarmen t from future U.S. government contracting. U.S. government investigations often take years to complete and may result in no adverse action against the Company.

IMS HEALTH HOLDINGS, INC.

Notes to Consolidated Financial Statements - Continued

IMS Government Solutions discovered potential noncompliance with various contract clauses and requirements under its General Services Administration Contract (the “GSA Contract”) which was awarded in 2002 to its predecessor company, Synchronous Knowledge Inc. (Synchronous Knowledge Inc. was acquired by IMS Health in May 2005). The potential noncompliance arose from three primary areas: first, at the direction of the government, work performed under one task order was invoiced under another task order without the appropriate modifications to the orders being made; second, personnel who did not meet strict compliance with the labor categories component of the qualification requirements of the GSA Contract were assigned to contracts; and third, certain discounts that were given to commercial customers were not also offered to the government, in alleged violation of the GSA Contract’s Price Reductions Clause. Upon discovery of the potential noncompliance, the Company began remediation efforts, promptly disclosed the potential noncompliance to the U.S. government, and was accepted into the Department of Defense Voluntary Disclosure Program. The Company filed its Voluntary Disclosure Program Report (“Disclosure Report”) on August 29, 2008. Based on the Company’s findings as disclosed in the Disclosure Report, the Company recorded a reserve of approximately $4 million for this matter in 2008. During 2010, the Company recorded an additional reserve of approximately $2 million as a result of its ongoing investigation relating to this matter. In September 2014, the General Services Administration offered to settle the third matter described above (i.e., the Price Reductions Clause aspect of the Disclosure Report) for $1.5 million, in-line with the amount the Company had recorded for this area of potential noncompliance. On April 23, 2015, the Company and the government executed the settlement agreement and made the $1.5 million payment. The Company is currently unable to determine the outcome of all of these matters pending the resolution of the Voluntary Disclosure Program process and its ultimate liability arising from these matters could exceed its current reserves.

Symphony Health Solutions litigation

On July 24, 2013, Symphony Health Solutions and two of its subsidiaries (collectively “Symphony”) filed a lawsuit in the U.S. District Court for the Eastern District of Pennsylvania against IMS Health alleging anticompetitive business practices in violation of the Sherman Antitrust Act and Pennsylvania State law. IMS Health asserted various counterclaims in that lawsuit. On December 20, 2013, IMS Health filed a lawsuit in the U.S. District Court for the District of Delaware against Symphony for infringement of three patents seeking injunctive relief and damages. In late 2015, the Company and Symphony entered into a settlement agreement whereby each of the parties agreed to terminate their respective lawsuits, and these lawsuits were dismissed with prejudice in January, 2016.

Note 14. Supplemental Financial Data

The following tables summarize information related to the Company’s Statements of Financial Position:

	December 31,
(in millions)	2015	2014
Accounts Receivable, net:
Trade	$460	$296
Allowances	(9)	(5)
Unbilled receivables	57	39

Accounts receivable, net	$508	$330

	December 31,
(in millions)	2015	2014
Other Current Assets:
Deferred income taxes	$—	$105
Prepaid expenses	71	59
Work-in-process inventory	59	49
Income taxes receivable	10	4
Restricted cash	10	24
Other	38	53

Other current assets	$188	$294

IMS HEALTH HOLDINGS, INC.

Notes to Consolidated Financial Statements - Continued

	Estimated	December 31,
(in millions)	Useful Lives	2015	2014
Property, Plant and Equipment, net:
Buildings and improvements	40 - 50 years	$53	$54
Machinery and equipment	3 - 15 years	209	189
Leasehold improvements	1 - 11 years	48	43
Construction-in-progress		4	5

Property, plant and equipment, gross		314	291
Accumulated depreciation and amortization		(147)	(138)

Property, plant and equipment, net		$167	$153

Depreciation expense was $44 million, $48 million and $37 million for the years ended December 31, 2015, 2014 and 2013, respectively.

(in millions)
Computer Software, net:
December 31, 2013	$263
Additions at cost	95
Acquisitions	2
Amortization	(103)
Impairments, foreign exchange and other	1

December 31, 2014	258
Additions at cost	131
Acquisitions	41
Amortization	(117)
Impairments, foreign exchange and other	(4)

December 31, 2015	$309

Accumulated amortization of total computer software was $452 million and $385 million at December 31, 2015 and 2014, respectively. Amortization expense was $86 million for the year ended December 31, 2013.

	December 31,
(in millions)	2015	2014
Other Assets:
Long-term pension assets	$53	$57
Securities and other investments	11	3
Long-term deferred tax asset	15	7
Other	30	45

Other assets	$109	$112

	December 31,
(in millions)	2015	2014
Accounts Payable:
Trade	$53	$25
Taxes other than income taxes	94	58
Other	16	4

Accounts payable	$163	$87

IMS HEALTH HOLDINGS, INC.

Notes to Consolidated Financial Statements - Continued

	December 31,
(in millions)	2015	2014
Accrued and Other Current Liabilities:
Salaries, wages, bonuses and other compensation	$165	$171
Accrued data acquisition costs	81	86
Accrued interest	18	17
Accrued professional fees	48	35
Accrued income taxes	36	42
Deferred tax liability	—	9
Accrued severance and other costs	56	21
Contingent consideration liability	16	18
Accrued loyalty (1)	99	—
Other	92	82

Accrued and other current liabilities	$611	$481

(1)	The Company owns businesses that manage co-pay reimbursements on behalf of its pharmaceutical customers. These customers prefund the reimbursements, and the Company includes this cash on its balance sheet. The Company draws on this cash to pay pharmacies as consumers use these programs.

	December 31,
(in millions)	2015	2014
Other Liabilities:
Long-term uncertain tax benefits reserve	$19	$19
Contingent consideration liability	12	6
Other	52	56

Other liabilities	$83	$81

Note 15. Related Party

Management Services Agreement

The Company had a management services agreement with affiliates of the Sponsors pursuant to which they would provide management services to the Company. In conjunction with the Company’s IPO, the management services agreement was terminated for a settlement amount of $72 million and the Company recorded this charge as a component of Selling and administrative expenses, exclusive of depreciation and amortization in the Consolidated Statements of Comprehensive Income (Loss) in 2014. Prior to the termination of the management services agreement, the Company paid an additional $2 million in 2014 in monitoring fees pursuant to the management services agreement. During 2013, the Company paid approximately $8 million in monitoring fees.

Note 16. Operations by Business Segment

Operating segments are defined as components of an enterprise about which financial information is available that is evaluated on a regular basis by the chief operating decision-maker, or decision-making groups, in deciding how to allocate resources to an individual segment and in assessing performance of the segment. The Company operates a globally consistent business model, offering clients in the healthcare industry with comprehensive solutions to measure and improve their performance.

The Company maintains regional geographic management who are responsible for bringing the Company’s full suite of offerings to their respective markets and to facilitate local execution of its global strategies. However, the Company maintains global leaders for the majority of its critical business processes; and the most significant performance evaluations and resource allocations made by the Company’s chief operating decision maker is made on a global basis. As such, the Company has concluded that it maintains one operating and reportable segment.

IMS HEALTH HOLDINGS, INC.

Notes to Consolidated Financial Statements - Continued

Geographi c Financial Information

The following represents selected geographic information for the regions in which the Company operates.

(in millions)	Americas (1)	EMEA (2)	Asia Pacific (3)	Corporate & Other	Total
As of or For the Years Ended December 31,
2015
Revenue (4)	$1,326	$1,157	$438	$—	$2,921
Operating income (loss) (5)	222	215	117	(190)	364
Total assets	4,144	2,200	1,112	3	7,459

2014
Revenue (4)	$1,205	$1,007	$429	$—	$2,641
Operating income (loss) (5)	283	276	134	(485)	208
Total assets	3,833	2,035	1,112	116	7,096

2013
Revenue (4)	$1,160	$951	$433	$—	$2,544
Operating income (loss) (5)	297	276	147	(366)	354
Total assets	4,065	2,450	1,266	127	7,908

In April 2015, the Company realigned its regional reporting so that India, Sri Lanka and Bangladesh are included in EMEA. Previously, these countries had been included in the Asia Pacific region. Additionally in 2015, the Company made changes to its geographic reporting classifications to move some functions out of Corporate and Other and into the regions. As a result of these changes, reclassifications of prior years’ geographic financial information were made to conform to the current year presentation. The reclassifications did not change previously reported Consolidated Results of Operations.

(1)	Americas includes the United States, Canada and Latin America. Revenue in the United States was $1,127 million, $986 million and $935 million for the years ended December 31, 2015, 2014 and 2013, respectively. Total U.S. assets were $4,046 million, $3,659 million and $3,837 million at December 31, 2015, 2014 and 2013, respectively.
(2)	EMEA includes countries in Europe, the Middle East and Africa, and the countries of India, Sri Lanka and Bangladesh.
(3)	Asia Pacific includes Japan, Australia and other countries in the Asia Pacific region, excluding India, Sri Lanka and Bangladesh. Revenue in Japan was $245 million, $252 million and $261 million for the years ended December 31, 2015, 2014 and 2013, respectively.
(4)	Revenue relates to external clients and is primarily based on the location of the client. Revenue for the geographic regions includes the impact of foreign exchange in converting results into U.S. Dollars.
(5)	Operating income (loss) for the three geographic regions does not reflect the allocation of certain expenses that are maintained in Corporate and Other and as such, is not a true measure of the respective regions’ profitability. The Operating income (loss) amounts for the geographic regions include the impact of foreign exchange in converting results into U.S. Dollars. The following presents the depreciation and amortization for certain intangible assets recorded in connection with a merger transaction completed in 2010 by region that are included in Corporate and Other:

(in millions)	Americas	EMEA	Asia Pacific
For the Years Ended December 31,
2015	$83	$26	$24
2014	126	86	39
2013	126	87	42

Note 17. Earnings (Loss) per Share

The following table presents the composition of basic and diluted weighted average shares outstanding:

	Years Ended December 31,
(Shares in millions)	2015	2014	2013
Basic weighted-average common shares outstanding	331.0	319.0	280.0
Effect of dilutive stock-based awards	8.3	—	7.0

Diluted weighted-average common shares outstanding	339.3	319.0	287.0

Shares excluded from computation of diluted (loss) earnings per share:
Weighted average potential common shares excluded from computation due to anti-dilutive effect	1.6	18.7	—

IMS HEALTH HOLDINGS, INC.

Notes to Consolidated Financial Statements - Continued

Note 18. Subsequent Events

Senior Secured Credit Facilities

In January 2016, IMS Health entered into an amendment (the “2016 Amendment”) to the Third Amended and Restated Credit and Guaranty Agreement, dated as of March 17, 2014, among IMS Health, IMS AG and IMS Japan K.K., as co-borrowers, Healthcare Technology Intermediate Holdings, Inc., Bank of America, N.A. and the other lenders party thereto. The 2016 Amendment increased outstanding commitments under the Company’s existing Term A loans by $300 million. The proceeds from the additional Term A loans will be used for general corporate purposes, including funding acquisitions and repaying existing loans under IMS Health’s senior secured revolving credit facility.